EXHIBIT 3

Annual Information Form

Sun Life Financial Inc.

For the Year Ended December 31, 2013

February 12, 2014

Annual Information Form 2013

Table of Contents

	Annual Information Form	Management’s Discussion & Analysis	Consolidated Financial Statements and Notes

Corporate Structure	4

General Development of the Business	4

Business of Sun Life Financial	5	20

Financial Performance		27	93-97

Investments		52	115

Risk Management		59	124

Capital Structure	7	77	152

Dividends	10	79	96

Security Ratings	10

Transfer Agent and Registrar	13

Directors and Executive Officers	13

Code of Business Conduct	17

Principal Accountant Fees and Services	17

Material Contracts	17

Interests of Experts	17

Regulatory Matters	18

Risk Factors	29

Legal and Regulatory Proceedings	40

Additional Information	41

Appendices

A – Charter of Audit & Conduct Review Committee	42

B – Policy Restricting the Use of External Auditors	45

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Annual Information Form 2013

The following defined terms are used in this document.

Abbreviation	Description	Abbreviation	Description
AIF	Annual Information Form	OSFI	Office of the Superintendent of Financial Institutions, Canada

GAAP	Generally Accepted Accounting Principles	OSC	Ontario Securities Commission

IFRS	International Financial Reporting Standards	SEC	United States Securities and Exchange Commission

ISDA	International Swaps and Derivatives Association, Inc.	Sun Life Assurance	Sun Life Assurance Company of Canada

MCCSR	Minimum Continuing Capital and Surplus Requirements	SLF Inc.	Sun Life Financial Inc.

MD&A	Management’s Discussion & Analysis	Sun Life (U.S.)	Sun Life Assurance Company of Canada (U.S.)

NAIC	National Association of Insurance Commissioners, United States	Superintendent	The Superintendent under the Office of the Superintendent of Financial Institutions Act

Presentation of Information

In this AIF, SLF Inc. and its consolidated subsidiaries, significant equity investments and joint ventures are collectively referred to as “Sun Life Financial”, the “Company”, “we”, “us” or “our”.

Unless otherwise indicated, all information in this AIF is presented as at and for the year ended December 31, 2013, and amounts are expressed in Canadian dollars. Financial information is presented in accordance with IFRS and the accounting requirements of OSFI.

Documents Incorporated by Reference

The following documents are incorporated by reference in and form part of this AIF:

(i)	SLF Inc.’s MD&A for the year ended December 31, 2013 (our “2013 MD&A”), and
(ii)	SLF Inc.’s Consolidated Financial Statements and accompanying notes for the year ended December 31, 2013 (our “2013 Consolidated Financial Statements”).

These documents have been filed with securities regulators in Canada and with the SEC and may be accessed at www.sedar.com and www.sec.gov, respectively.

Forward-looking Statements

Certain statements in this AIF, including (i) statements relating to our strategies, (ii) statements that are predictive in nature, (iii) statements that depend upon or refer to future events or conditions, and (iv) statements that include words such as “aim”, “anticipate”, “assumption”, “believe”, “could”, “estimate”, “expect”, “goal”, “intend”, “may”, “objective”, “outlook”, “plan”, “project”, “seek”, “should”, “initiatives”, “strategy”, “strive”, “target”, “will” and similar expressions are forward-looking statements. Forward-looking statements include information concerning our possible or assumed future results of operations. These statements represent our current expectations, estimates and projections regarding future events and are not historical facts. Forward-looking statements are not a guarantee of future performance and involve risks and uncertainties that are difficult to predict. Future results and shareholder value may differ materially from those expressed in these forward-looking statements due to, among other factors, the matters set out in this AIF under “Risk Factors” and in our annual MD&A under the heading Forward-looking Statements and the factors detailed in our annual and interim financial statements and other filings with Canadian and U.S. securities regulators, which are available for review at www.sedar.com and www.sec.gov, respectively.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: economic uncertainty; credit risks related to issuers of securities held in our investment portfolio, debtors, structured securities, reinsurers, derivative counterparties, other financial institutions and other entities; the performance of equity markets; changes or volatility in interest rates or credit/swap spreads; changes in legislation and regulations including capital requirements and tax laws; risks in implementing business strategies; legal and regulatory proceedings, including inquiries and investigations; risks relating to the rate of mortality improvement; risks relating to policyholder behaviour; risks relating to mortality and morbidity, including the occurrence of natural or man-made disasters, pandemic diseases and acts of terrorism; breaches or failure of information system security and privacy, including cyber terrorism; risks relating to our information technology infrastructure and Internet-enabled technology; risks relating to product design and pricing; the performance of the Company’s investments and investment portfolios managed for clients such as segregated and mutual funds; risks relating to financial modelling errors; our dependence on third-party relationships including outsourcing arrangements; business continuity risks; the impact of higher-than-expected future expenses; the ability to attract and retain employees; market conditions that affect the Company’s capital position or its ability to raise capital; risks related to liquidity; downgrades in financial strength or credit ratings; fluctuations in foreign currency exchange rate; the availability, cost and effectiveness of reinsurance; risks relating to real estate investments; risks relating to operations in Asia including the Company’s joint ventures; the inability to maintain strong distribution channels and risks relating to market conduct by intermediaries and agents; risk management; risks relating to estimates and judgements used in calculating taxes; the impact of mergers, acquisitions and divestitures; the impact of competition; risks relating to the closed block of business and risks relating to the environment, environmental laws and regulations and third-party policies.

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Annual Information Form 2013

The Company does not undertake any obligation to update or revise its forward-looking statements to reflect events or circumstances after the date of this AIF or to reflect the occurrence of unanticipated events, except as required by law.

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Annual Information Form 2013

Corporate Structure

SLF Inc. was incorporated under the Insurance Companies Act, Canada (the “Insurance Act”) on August 5, 1999, to become the holding company of Sun Life Assurance in connection with the demutualization of Sun Life Assurance.

Sun Life Assurance was incorporated in 1865 as a stock insurance company and was converted into a mutual insurance company in 1962. On March 22, 2000, Sun Life Assurance implemented a plan of demutualization under which it converted back to a stock company pursuant to Letters Patent of Conversion issued under the Insurance Act. Under this plan of demutualization, Sun Life Assurance became a wholly-owned subsidiary of SLF Inc.

The head and registered office of SLF Inc. is located at 150 King Street West, Toronto, Ontario, M5H 1J9.

SLF Inc. conducts its business worldwide through direct and indirect operating subsidiaries, joint ventures and associates. A list of the subsidiaries of SLF Inc. is included in the Company’s annual report filed each year and is incorporated herein by reference. This list includes the percentage of voting shares owned by SLF Inc., directly or indirectly, and where those companies are incorporated, continued, formed or organized. SLF Inc.’s annual report is accessible on www.sedar.com, www.sec.gov and www.sunlife.com.

General Development of the Business

Sun Life Financial is a leading international financial services organization providing a diverse range of protection and wealth accumulation products and services to individuals and corporate customers. Sun Life Financial and its partners have operations in key markets worldwide, including Canada, the United States, the United Kingdom, Ireland, Hong Kong, the Philippines, Japan, Indonesia, India, China, Australia, Singapore, Vietnam, Malaysia and Bermuda. As of December 31, 2013, the Sun Life Financial group of companies had total assets under management of $640 billion.

We manage our operations and report our financial results in five business segments: Sun Life Financial Canada (“SLF Canada”), Sun Life Financial United States (“SLF U.S.”), MFS Investment Management (“MFS”), Sun Life Financial Asia (“SLF Asia”) and Corporate. The Corporate segment includes the operations of our United Kingdom business unit (“SLF U.K.”) and Corporate Support operations. Our Corporate Support operations includes our run-off reinsurance business and investment income, expenses, capital and other items not allocated to other business segments. Information concerning these segments is included in our 2013 Consolidated Financial Statements.

Strategy

We will leverage our strengths around the world to help our customers achieve lifetime financial security and create value for our shareholders.

Our strategy is based on growing our diverse set of businesses where we have important market positions and can leverage strengths across these businesses. We have chosen to be active in businesses that are supported by strong growth prospects, demographic trends and long-term drivers of demand for the insurance industry - the aging of baby boomers, the downloading of responsibility from governments and employers to employees and the growth of the middle class in the emerging markets of Asia. We will work to achieve our strategy by focusing our resources on four key pillars for future growth:

•	Becoming the best performing life insurer in Canada;

•	Becoming a leader in group insurance and voluntary benefits in the United States;

•	Growing our asset management businesses globally; and

•	Strengthening our competitive position in Asia.

In targeting these four pillars of growth, we will continue to shift our focus to products that have superior growth characteristics, better product economics and lower capital requirements in order to reduce net income volatility and improve our return on equity. As we focus our growth on key opportunities, the maintenance of a balanced and diversified portfolio of businesses remains fundamental to our strategy.

Three Year History: Acquisitions, Disposals, and Other Developments

We assess our businesses and corporate strategies on an ongoing basis to ensure that we make optimal use of our capital and provide maximum shareholder value. The following summary outlines our major acquisitions, dispositions and other developments in the past three years. Additional information is provided in Note 3 to SLF Inc.’s 2013 Consolidated Financial Statements.

Sale of U.S. Annuity Business

Effective August 1, 2013, we sold our U.S. annuities business and certain of our U.S. life insurance businesses (collectively, our “U.S. Annuity Business”), including all of the issued and outstanding shares of Sun Life (U.S.). Our U.S. Annuity Business included our domestic U.S. variable annuity, fixed annuity and fixed indexed annuity products, corporate and bank-owned life insurance products and variable life insurance products.

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Annual Information Form 2013

Joint Venture in Malaysia

On January 17, 2013, we announced a strategic partnership with Khazanah Nasional Berhad (“Khazanah”) to acquire 98% of CIMB Aviva Assurance Berhad, a Malaysian insurance company, and CIMB Aviva Takaful Berhad, a Malaysian takaful company. The transaction included an exclusive right to distribute insurance products, including takaful products, through the CIMB Bank network across Malaysia. In April 2013, Sun Life Assurance and Khazanah each acquired 49% of each of CIMB Aviva Assurance Berhad and CIMB Aviva Takaful Berhad, and renamed the companies Sun Life Malaysia Assurance Berhad and Sun Life Malaysia Takaful Berhad, collectively referred to as “Sun Life Financial Malaysia”.

Joint Venture in Vietnam

On May 31, 2012, Sun Life Assurance entered into an agreement with PVI Holdings to form PVI Sun Life Insurance Company Limited (“PVI Sun Life”), a joint venture life insurance company in Vietnam, in which we have a 49% interest. PVI Sun Life received its license to operate from the Ministry of Finance of Vietnam in January 2013 and commenced operations in March 2013.

Restructuring in the United Kingdom

Effective December 30, 2011, we reorganized the business of our two main operating companies in the United Kingdom to create a more efficient operational and financial business structure. Under the reorganization, all the long-term policies of SLFC Assurance (UK) Limited were transferred to Sun Life Assurance Company of Canada (U.K.) Limited.

Discontinuing Sales of Domestic Individual Life and Annuity Products in SLF U.S.

We closed our domestic U.S. variable annuity and individual life products to new sales effective December 30, 2011. This decision reflected our focus on reducing volatility and improving return on shareholders’ equity by shifting capital to businesses with superior growth, risk and return characteristics.

Strengthening Asset Management Capabilities

On November 7, 2011, we acquired the minority shares of McLean Budden Limited (“McLean Budden”), our Canadian investment management subsidiary, and subsequently transferred all of the shares of McLean Budden to MFS. McLean Budden, renamed MFS Canada, is now a wholly owned subsidiary of MFS and continues to be based in Toronto.

Acquisition in the Philippines

On October 24, 2011, we acquired a 49% stake in Grepalife Financial, Inc. and formed a joint venture, Sun Life Grepa Financial Inc. The joint venture includes an exclusive bancassurance relationship with the Yuchengco-owned Rizal Commercial Banking Corporation, which serves two million customers in more than 350 branches nationwide.

Business of Sun Life Financial

Information about our business and operating segments, our products and methods of distribution, risk management policies and investment activities, is included in SLF Inc.’s 2013 MD&A which is incorporated by reference in this AIF.

Protection and Wealth Businesses

The global financial services industry continues to evolve rapidly in response to demographic and economic trends. The aging of the population in developed markets is placing a greater demand for wealth accumulation products for working age employees, income distribution products for employees closer to retirement and wealth transfer vehicles for retirees. The aging of the population is also straining existing health care systems, as a larger portion of the population is expected to require health care services over a longer timeframe. Demand for products such as long-term care, critical illness and voluntary group insurance is growing as consumers turn to products that help ensure direct access to a range of health care services and employers continue to shift health costs to employees. Concern about the adequacy of public pension plans and employer funded retirement plans is continuing to provide growth in other financial vehicles that address baby boomers’ concerns about the need for adequate resources and safeguards against market volatility in retirement.

In the emerging markets of Asia, demand for a wide variety of financial products, including protection, savings and investment vehicles is growing strongly driven by the rising affluence of consumers, further urbanization and regional demographic changes such as the aging population in China. Furthermore, these markets are expected to grow much faster than the industrialized countries as penetration rates there are much lower.

Competition

The markets in which Sun Life Financial engages are highly competitive. We are not only competing against other insurance companies, but also investment managers, mutual fund companies, banks, financial planners and other financial service providers. Frequently, competition is based on pricing, the ability to provide value-added services and deliver excellence to both distributors and customers, and financial strength.

The insurance markets in which we compete are diverse and at different stages of development. In Canada, the industry is relatively mature and the three largest companies serve more than two-thirds of the Canadian insurance market. In the United States, the largest insurance market in the world, the market is more fragmented and characterized by a large number of competitors. The growth potential in Asian markets such as India and China, has created strong competition from domestic and international insurers. Global economic weakness, which continues to persist, has placed substantive competitive pressure on

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Annual Information Form 2013

insurers. Increased volatility, lower investment yields and higher capital requirements have forced insurers to review their businesses, re-focus their operations on strategically important businesses and in some cases discontinue or divest non-core lines of business.

Seasonality

Certain lines of our business are subject to seasonal factors. In Canada, sales of investment products spike during the first quarter of the year due to a contribution deadline for Registered Retirement Savings Plans. Timing of sales campaigns also influences sales of individual products in Canada. In the U.S., the sales pattern of our group life and health business largely reflects the renewal timing of employee benefit plans of our corporate clients, many of which begin on January 1 each year. This often results in higher sales in the fourth quarter. In India, the sales of individual products through our insurance joint venture usually peak in the first quarter of each year due to tax planning by customers. Overall, the impact of seasonal trends is not material to Sun Life Financial.

Number of Employees

As at December 31, 2013, we had 15,520 full-time equivalent employees across our operations excluding joint ventures and associates.

Business Segment	Employees
SLF Canada	5,880

SLF U.S.	2,550

MFS	1,750

SLF Asia	2,120

Corporate*	3,220

* Corporate includes SLF U.K., reinsurance, investments, enterprise services and other supporting functions.

Sustainability Commitment

We are committed to the principle of sustainability in conducting our business. It is our view that sustainability extends well beyond the environmental definition. At Sun Life Financial, sustainability is defined as taking accountability for our environmental, social and governance practices in ways that deliver value to our customers, employees and shareholders, and communities in which we operate. Our focus on sustainability reflects the long-term nature of commitments we make to our customers, strengthens the Company, and positions us to meet the needs of future generations. Sun Life Financial is the only insurance company in North America to be included in the 2013 Global 100 Most Sustainable Corporations in the World, and was ranked first in the Globe and Mail’s Board Games Corporate Governance Ranking for 2013. Our commitment is set out in our Code of Business Conduct which applies to all employees and directors. The Governance, Nomination & Investment Committee of the SLF Inc. Board of Directors receives annual reports on sustainability and will help ensure our approach to sustainability is congruent with our corporate strategy. This committee also assesses implementation, reviews sustainability reporting and monitors our program of environmental risk management. We have an International Sustainability Council composed of senior representatives from key functions across the organization with the mandate to review our current practices, examine benchmarks, improve performance, identify sustainability risks and opportunities and recommend new policies and initiatives. The International Sustainability Council meets regularly and reports progress to our senior executive management. We are a member of the United Nations Environment Programme Finance Initiative and now we are part of a network of like-minded organizations in our sector seeking to advance sustainability goals. 2013 marked our first year implementing the Global Reporting Initiative Framework for reporting our sustainability practices. We built on external relationships to continue contributing to and benefiting from broader sustainability discourse, and we took action to strengthen our employees’ awareness of sustainability issues and our role in them. We continued our efforts to manage our buildings efficiently and improve the environment in our offices; and we built on our leadership as a major investor in projects of social and environmental value.

Capital Structure

General

SLF Inc.’s authorized capital consists of unlimited numbers of common shares (“Common Shares”), Class A Shares (the “Class A Preferred Shares”) and Class B Shares (the “Class B Preferred Shares”), each without nominal or par value.

The Class A Preferred Shares and Class B Preferred Shares may be issued in series as determined by SLF Inc.’s Board of Directors. The Board of Directors is authorized to fix the number, consideration per share, designation and rights and restrictions attached to each series of shares. The holders of Class A Preferred Shares and Class B Preferred Shares are not entitled to any voting rights except as described below or as otherwise provided by law. Additional information concerning our capital structure is included in SLF Inc.’s 2013 MD&A under the heading Capital and Liquidity Management and in Note 22 to SLF Inc.’s 2013 Consolidated Financial Statements.

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Annual Information Form 2013

Common Shares

Each Common Share is entitled to one vote at meetings of the shareholders of SLF Inc., except for meetings at which only holders of another specified class or series of shares are entitled to vote separately as a class or series.

Common Shares are entitled to receive dividends if and when declared by the Board of Directors. Dividends must be declared and paid in equal amounts per share on all Common Shares, subject to the rights of holders of the Class A Preferred Shares and Class B Preferred Shares. Holders of Common Shares will participate in any distribution of the net assets of SLF Inc. upon its liquidation, dissolution or winding-up on an equal basis per share, subject to the rights of the holders of the Class A Preferred Shares and Class B Preferred Shares. There are no pre-emptive, redemption, purchase or conversion rights attaching to the Common Shares.

As at February 10, 2014, SLF Inc. had 609,426,341 common shares issued and outstanding, which are listed on the Toronto, New York and Philippines stock exchanges, under the ticker symbol “SLF”.

Class A Preferred Shares

The Class A Preferred Shares of each series rank on parity with the Class A Preferred Shares of each other series with respect to the payment of dividends and the return of capital on the liquidation, dissolution or winding-up of SLF Inc. The Class A Preferred Shares are entitled to preference over the Class B Preferred Shares, the Common Shares and any other shares ranking junior to the Class A Preferred Shares with respect to the payment of dividends and the return of capital. The special rights and restrictions attaching to the Class A Preferred Shares as a class may not be amended without such approval as may then be required by law, subject to a minimum requirement of approval by the affirmative vote of at least two-thirds of the votes cast at a meeting of the holders of Class A Preferred Shares held for that purpose.

The following table provides information on SLF Inc.’s issued and outstanding Class A Preferred Shares. These Class A Preferred Shares are listed on the Toronto Stock Exchange (“TSX”).

Class A Preferred Shares

Series	Number of Shares Issued	TSX Ticker Symbol	Quarterly Dividend ($)	Early Redemption Date	Prospectus Date

Series 1	16,000,000	SLF.PR.A	0.296875	March 31, 2010	February 17, 2005

Series 2	13,000,000	SLF.PR.B	0.300000	September 30, 2010	July 8, 2005

Series 3	10,000,000	SLF.PR.C	0.278125	March 31, 2011	January 6, 2006

Series 4	12,000,000	SLF.PR.D	0.278125	December 31, 2011	October 2, 2006

Series 5	10,000,000	SLF.PR.E	0.281250	March 31, 2012	January 25, 2007

Series 6R	10,000,000	SLF.PR.F	0.375000	June 30, 2014	May 8, 2009

Series 8R	11,200,000	SLF.PR.G	0.271875	June 30, 2015	May 13, 2010

Series 10R	8,000,000	SLF.PR.H	0.243750	September 30, 2016	August 5, 2011

Series 12R	12,000,000	SLF.PR.I	0.265630	December 31, 2016	November 3, 2011

The shares in each series of Class A Preferred Shares were issued for $25 per share and holders are entitled to receive the non-cumulative quarterly dividends outlined in the preceding table. Subject to regulatory approval, SLF Inc. may redeem these shares on or after the early redemption dates noted above, in whole or in part at a declining premium. Additional information concerning these shares is contained in the prospectus under which the shares were issued, which may be accessed at www.sedar.com.

Class B Preferred Shares

The Class B Preferred Shares of each series rank on a parity with the Class B Preferred Shares of each other series with respect to the payment of dividends and the return of capital on the liquidation, dissolution or winding-up of SLF Inc. The Class B Preferred Shares are entitled to preference over the Common Shares and any other shares ranking junior to the Class B Preferred Shares with respect to the payment of dividends and the return of capital, but are subordinate to the Class A Preferred Shares and any other shares ranking senior to the Class B Preferred Shares with respect to the payment of dividends and return of capital. The special rights and restrictions attaching to the Class B Preferred Shares as a class may not be amended without such approval as may then be required by law, subject to a minimum requirement of approval by the affirmative vote of at least two-thirds of the votes cast at a meeting of the holders of Class B Preferred Shares held for that purpose. No Class B Preferred Shares have been issued.

Constraints on Shares

The Insurance Act contains restrictions on the purchase or other acquisition, issue, transfer and voting of the shares of SLF Inc. and Sun Life Assurance. Information on those restrictions can be found in this AIF under the heading Regulatory Matters-Canada-Restrictions on Ownership.

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Annual Information Form 2013

Market for Securities

The following tables set out the price range and trading volumes of SLF Inc.’s Common Shares and Class A Preferred Shares on the TSX during 2013:

Common Shares
	Price ($)			Trading volume
	High	Low	Close	(thousands)

January	29.65	26.53	29.10	24,128
February	30.03	27.89	28.81	30,525
March	28.89	27.10	27.72	33,451
April	28.56	26.08	28.42	29,266
May	31.08	28.20	30.36	35,305
June	31.39	29.22	31.15	33,415
July	33.95	30.94	33.26	25,421
August	34.05	31.54	32.11	22,561
September	33.83	32.09	32.90	19,379
October	35.68	32.45	35.12	18,093
November	38.23	34.71	36.74	28,369
December	37.96	35.60	37.52	19,406

Class A Preferred Shares

	Series 1				Series 2
	Price ($)			Trading volume	Price ($)			Trading volume
	High	Low	Close	(thousands)	High	Low	Close	(thousands)
January	25.21	24.53	25.04	596	25.46	24.82	25.37	197
February	25.10	24.65	24.94	382	25.41	25.13	25.21	107
March	25.27	24.78	25.17	225	25.44	25.10	25.44	83
April	25.24	24.85	25.04	298	25.39	24.92	25.10	140
May	25.28	24.80	24.81	207	25.35	24.81	24.83	180
June	24.89	22.00	23.24	425	24.94	22.00	23.33	282
July	23.61	22.50	22.62	255	23.68	22.49	22.69	243
August	22.65	21.03	21.93	184	22.70	21.10	22.06	215
September	22.75	21.62	22.47	310	22.95	21.83	22.59	198
October	22.96	21.56	22.83	405	23.23	22.99	23.05	170
November	22.95	22.34	22.60	301	23.17	22.50	22.89	178
December	22.67	21.51	21.91	329	24.82	21.65	24.74	244

	Series 3				Series 4
	Price ($)			Trading volume	Price ($)			Trading volume
	High	Low	Close	(thousands)	High	Low	Close	(thousands)
January	24.85	24.40	24.74	210	24.82	24.20	24.75	308
February	24.87	24.38	24.60	164	24.93	24.40	24.58	275
March	24.98	24.53	24.90	114	25.00	24.56	24.97	170
April	24.98	24.49	24.67	137	25.00	24.55	24.69	259
May	24.80	23.80	23.88	182	24.78	23.76	23.90	280
June	23.98	21.04	22.40	287	23.97	20.90	22.30	882
July	22.70	21.49	21.58	240	22.58	21.45	21.56	214
August	21.58	20.28	21.08	179	21.55	20.32	21.12	212
September	21.89	20.65	21.59	234	21.90	20.52	21.58	213
October	21.96	20.75	21.75	186	21.94	20.74	21.79	275
November	22.00	21.44	21.60	182	22.00	21.50	21.60	264
December	21.60	20.26	20.82	347	21.69	20.31	20.88	311

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Annual Information Form 2013

	Series 5				Series 6R
	Price ($)			Trading volume	Price ($)			Trading volume
	High	Low	Close	(thousands)	High	Low	Close	(thousands)
January	24.93	24.60	24.79	230	26.85	26.29	26.68	189
February	24.92	24.44	24.63	141	26.97	26.24	26.25	108
March	25.04	24.58	25.04	223	26.50	26.10	26.40	112
April	25.05	24.61	24.82	232	26.47	26.00	26.13	137
May	24.91	24.00	24.09	144	26.32	25.80	25.84	610
June	24.19	21.03	22.40	241	25.95	25.56	25.90	161
July	22.68	21.60	21.66	213	25.95	25.62	25.84	117
August	21.68	20.44	21.14	205	25.89	25.35	25.70	174
September	22.23	20.77	21.67	186	25.74	25.50	25.65	92
October	22.38	20.96	22.19	380	25.71	25.50	25.70	253
November	22.38	21.75	21.98	355	25.95	25.40	25.60	313
December	21.98	20.60	21.08	205	25.64	25.20	25.50	145

	Series 8R				Series 10R
	Price ($)			Trading volume	Price ($)			Trading volume
	High	Low	Close	(thousands)	High	Low	Close	(thousands)
January	25.45	24.46	25.10	497	25.75	25.18	25.57	452
February	25.39	25.00	25.08	292	26.10	25.30	25.48	152
March	25.85	25.06	25.65	358	25.99	25.36	25.90	151
April	25.59	24.90	24.95	418	25.86	25.50	25.65	265
May	25.88	25.00	25.40	208	26.20	25.66	25.81	184
June	25.51	23.57	24.32	186	25.85	24.20	25.10	164
July	24.92	24.00	24.35	190	25.65	24.80	24.92	475
August	24.55	21.32	23.84	173	25.05	23.75	24.65	124
September	24.24	22.96	23.25	224	25.35	24.50	24.71	187
October	23.69	22.25	22.60	247	25.01	24.51	24.60	227
November	24.23	22.38	23.00	246	25.44	24.50	25.10	159
December	23.17	21.61	22.12	522	25.10	24.54	25.00	177

	Series 12R
	Price ($)			Trading volume
	High	Low	Close	(thousands)
January	27.68	25.75	26.15	532
February	26.95	25.90	26.01	321
March	26.90	25.87	26.69	221
April	26.78	25.91	26.20	363
May	26.65	26.00	26.10	190
June	26.44	25.24	25.70	195
July	26.00	25.27	25.55	269
August	25.85	25.03	25.45	268
September	25.74	25.04	25.63	162
October	25.74	25.31	25.70	161
November	26.34	25.60	25.95	173
December	26.09	25.66	25.98	268

Sales of Unlisted Securities

SLF Inc. has not issued any securities that are not listed or quoted on a marketplace since January 1, 2013.

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Annual Information Form 2013

Dividends

The declaration, amount and payment of dividends by SLF Inc. is subject to the approval of its Board of Directors and is dependent on our results of operations, financial condition, cash requirements, regulatory and contractual restrictions and other factors considered by the Board of Directors.

The dividends declared by SLF Inc. in the three years ended December 31, 2013 are shown below.

	2013	2012	2011
Common Shares	$1.44	$1.44	$1.44

Class A Preferred Shares
Series 1	$1.187500	$1.187500	$1.187500
Series 2	$1.200000	$1.200000	$1.200000
Series 3	$1.112500	$1.112500	$1.112500
Series 4	$1.112500	$1.112500	$1.112500
Series 5	$1.125000	$1.125000	$1.125000
Series 6R	$1.500000	$1.500000	$1.500000
Series 8R	$1.087500	$1.087500	$1.087500
Series 10R	$0.975000	$0.975000	$0.376640
Series 12R	$1.062500	$1.210200	-

The Insurance Act prohibits the declaration or payment of dividends on shares of an Insurance Holding Company (as defined below) or a Canadian life insurance company if there are reasonable grounds for believing the company does not have, or the payment of the dividend would cause the company not to have, adequate capital or liquidity, or upon any direction made by the Superintendent. The Insurance Act also requires that an insurance company notify the Superintendent of the declaration of a dividend at least fifteen days before the dividend payment date.

As a holding company, SLF Inc. depends primarily on the receipt of funds from its subsidiaries to pay shareholder dividends, interest payments and operating expenses. The source of these funds is primarily dividends and capital repayments that SLF Inc. receives from its subsidiaries. The inability of its subsidiaries to pay dividends or return capital in the future may materially impair SLF Inc.’s ability to pay dividends to shareholders or to meet its cash obligations. Additional information concerning legislation regulating the ability of SLF Inc.’s subsidiaries in Canada, the U.S. and the U.K. to pay dividends or return capital can be found in this AIF under the heading Regulatory Matters.

SLF Inc. and Sun Life Assurance have each covenanted that, if a distribution is not paid when due on any outstanding Sun Life ExchangEable Capital Securities (“SLEECS”) issued by Sun Life Capital Trust and Sun Life Capital Trust II, Sun Life Assurance will not pay dividends on its Public Preferred Shares, if any are outstanding. If Sun Life Assurance does not have any Public Preferred Shares, then SLF Inc. will not pay dividends on its preferred shares or Common Shares, in each case, until the 12th month (in the case of the SLEECS issued by Sun Life Capital Trust) or 6th month (in the case of SLEECS issued by Sun Life Capital Trust II) following the failure to pay the required distribution in full, unless the required distribution is paid to the holders of the SLEECS. Public Preferred Shares means preferred shares issued by Sun Life Assurance which: (a) have been issued to the public (excluding any preferred shares held beneficially by affiliates of Sun Life Assurance); (b) are listed on a recognized stock exchange; and (c) have an aggregate liquidation entitlement of at least $200 million. Sun Life Assurance has not issued any shares that qualify as Public Preferred Shares as at the date of this AIF.

The terms of SLF Inc.’s outstanding Class A Preferred Shares provide that for so long as Sun Life Assurance is a subsidiary, no dividends on such preferred shares may be declared or paid if the MCCSR ratio of Sun Life Assurance is less than 120%.

Security Ratings

SLF Inc.’s Class A Preferred Shares, senior unsecured debentures, and subordinated unsecured debentures are rated by independent rating agencies. Security ratings assigned to securities by the rating agencies may be subject to revision or withdrawal at any time by the applicable rating agency and are not a recommendation to purchase, hold or sell these securities as such ratings do not comment as to market price or suitability for a particular investor. Security ratings are intended to provide investors with an independent measure of the credit quality of an issue of securities.

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Annual Information Form 2013

The table below provides the security ratings for SLF Inc.’s securities as at February 10, 2014.

Security Ratings
	DBRS[1]		S&P2		Moody’s3		Fitch[4]		A.M. Best[5]
	Rating	Rank	Rating	Rank	Rating	Rank	Rating	Rank	Rating	Rank

Senior Unsecured Debentures	A (high)	5 of 26	A	6 of 22	NR6		A-	7 of 21	a-	7 of 22
Series A,B,D &E

Subordinated Unsecured Debentures	A	6 of 26	A-	7 of 22	NR6		BBB+	8 of 21	bbb+	8 of 22
Series 2007-1, 2008-1, 2009-1 and 2012-1

Class A Preferred Shares	Pfd- 2(high)	4 of 16	P-2(high) /BBB+[7]	4 of 18/ 6 of 20[7]	Baa2	8 of 21	BBB	9 of 21	bbb	9 of 22
Series 1-5, 6R, 8R, 10R, 12R

[1]	DBRS Limited.
[2]	Standard & Poor’s, a division of McGraw-Hill Companies.
[3]	Moody’s Investors Service has only provided a rating for SLF Inc.’s Class A Preferred Shares Series 2.
[4]	Fitch Ratings, Inc. We do not participate in Fitch’s rating process, or provide additional information to Fitch Ratings, beyond our available public disclosures.
[5]	A.M. Best Company, Inc.
[6]	Not Rated.
[7]	The Canadian scale rating/global scale rating for preferred.

All rating agencies currently have stable outlooks on SLF Inc. security ratings. Since January 1, 2013, rating agencies have taken the following actions with respect to the securities issued by SLF Inc. which are listed above:

•	On February 28, 2013, DBRS downgraded debt and preferred stock ratings of SLF Inc. by one notch and revised the outlook to Stable, concluding the review initiated in September 2012;

•	On April 1, 2013, S&P affirmed all SLF Inc. ratings and revised the outlook to Stable from Negative;

•	On May 22, 2013, S&P affirmed counterparty and security credit ratings of SLF Inc. with a Stable outlook under the revised S&P insurance criteria; and

•	On August 2, 2013, Moody’s upgraded SLF Inc.’s Class A Preferred Shares Series 2 rating by one notch to Baa2 and revised outlook to Stable, concluding the review initiated on December 17, 2012.

The descriptions of the ratings below are sourced from public information as disclosed by each rating agency.

DBRS

The DBRS long-term rating scale provides an opinion on the risk of default. That is, the risk that an issuer will fail to satisfy its financial obligations in accordance with the terms under which an obligation has been issued. Ratings are based on quantitative and qualitative considerations relevant to the issuer, and the relative ranking of claims. DBRS assigns long-term ratings in a range from AAA to D, and “high” and “low” designations indicate standing within the major rating categories.

SLF Inc.’s Senior Unsecured Debentures have been assigned an A (high) rating. SLF Inc.’s Subordinated Unsecured Debentures have been assigned an A rating. A ratings, reflecting a good credit quality, are assigned to issues when the capacity for the payment of financial obligations is substantial, but of lesser credit quality than AA, and the issue may be vulnerable to future events, but qualifying negative factors are considered manageable.

DBRS assigns ratings for preferred shares in a range from Pfd-1 to D. Reference to “high” and “low” designations indicate standing within the major rating categories. The DBRS preferred share rating scale is used in the Canadian securities market and is meant to give an indication of the risk that a borrower will not fulfill its full obligations in a timely manner, with respect to both dividend and principal commitments. SLF Inc.’s Class A Preferred Shares have been assigned a Pfd-2 rating, the second highest among rating categories used by DBRS. Preferred shares rated Pfd-2 are of satisfactory credit quality. Protection of dividends and principal is still substantial, but earnings, the balance sheet and coverage ratios are not as strong as Pfd-1 rated companies.

Standard & Poor’s

S&P’s issue credit ratings are based, in varying degrees, on S&P’s analysis of the following considerations:

•	Likelihood of payment - capacity and willingness of the obligor to meet its financial commitment on an obligation in accordance with the terms of the obligation;

•	Nature of and provisions of the obligation; and

•

Protection afforded by, and relative position of, the obligation in the event of bankruptcy, reorganization, or other arrangement under the laws of bankruptcy and other laws affecting creditors’ rights.

Issue ratings are an assessment of default risk, but may incorporate an assessment of relative seniority or ultimate recovery in the event of default. Junior obligations are typically rated lower than senior obligations, to reflect the lower priority in bankruptcy.

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Annual Information Form 2013

S&P assigns long-term ratings in a range from AAA to D and uses + or - designations to indicate the relative standing of securities within a particular rating category.

SLF Inc.’s Senior Unsecured Debentures and Subordinated Unsecured Debentures have been assigned A and A- ratings, respectively. An A rating category indicates that the obligor’s capacity to meet its financial commitment is strong.

S&P has Canadian and global rating scales for preferred shares. S&P assigns ratings for Canadian preferred shares in a range from P-1 to D on the Canadian scale and from AA to D on the global rating scale. S&P uses “high” and “low” designations to indicate standing within the major rating categories on the Canadian rating scale and + or - designations to indicate the relative standing of securities within a particular rating category on the global rating scale.

S&P’s preferred share rating on the Canadian scale is a forward-looking opinion about the creditworthiness of an obligor with respect to a specific preferred share obligation issued in the Canadian market, relative to preferred shares issued by other issuers in the Canadian market. The Canadian scale rating is fully determined by the applicable global scale rating, and there are no additional analytical criteria associated with the determination of ratings on the Canadian scale. S&P presents an issuer’s preferred share ratings on both the global rating scale and on the Canadian national scale when listing the ratings for a particular issuer.

SLF Inc.’s Class A Preferred Shares have been assigned a P-2 (high) rating on the Canadian scale, which corresponds to a BBB+ rating on the global scale. The P-2 rating denotes that the specific obligation exhibits adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation.

Moody’s

Moody’s long-term obligation ratings are opinions of the relative credit risk of financial obligations with an original maturity of one year or more. They address the possibility that a financial obligation will not be honoured as promised. Such ratings use Moody’s Global Scale and reflect both the likelihood of default and any financial loss suffered in the event of default.

Moody’s assigns long-term obligation ratings in a range from Aaa to C. Moody’s appends numerical modifiers 1, 2, and 3 to each generic rating classification from Aa through Caa. The modifier 1 indicates that the obligation ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking; and the modifier 3 indicates a ranking in the lower end of that generic rating category.

SLF Inc.’s Class A Preferred Shares Series 2 have been assigned a Baa2 rating. Obligations rated Baa are subject to moderate credit risk. They are considered medium grade and as such may possess certain speculative characteristics.

Fitch

Fitch’s credit ratings provide an opinion on the relative ability of an entity to meet financial commitments, such as interest, preferred dividends, repayment of principal, insurance claims or counterparty obligations. Fitch’s credit ratings do not directly address any risk other than credit risk. In particular, ratings do not deal with the risk of a market value loss on a rated security due to changes in interest rates, liquidity and other market considerations.

Fitch assigns long-term ratings for debt and preferred shares in a range from AAA to C. The modifiers + or - may be appended to a rating to denote relative status within major rating categories.

SLF Inc.’s Senior Unsecured Debentures have been assigned an A- rating. An A rating denotes expectations of low default risk and the capacity for payment of financial commitments is considered strong. This capacity may, nevertheless, be more vulnerable to adverse business or economic conditions than is the case for higher ratings. SLF Inc.’s Subordinated Unsecured Debentures and Class A Preferred Shares have been assigned BBB+ and BBB ratings, respectively. A BBB rating indicates that expectations of default risk are currently low and the capacity for payment of financial commitments is considered adequate but adverse business or economic conditions are more likely to impair this capacity.

A.M. Best

A.M. Best’s debt credit rating is based on a comprehensive quantitative and qualitative evaluation of a company’s balance sheet strength, operating performance and business profile and, where appropriate, the specific nature and details of a rated debt security. A long-term debt rating, assigned to specific debt and preferred stock issues, is an independent opinion of an issue/entity’s ability to meet its ongoing financial obligations to security holders when due.

A.M. Best assigns long-term ratings in a range from “aaa” to “d”. Ratings from “aa” to “ccc” may be enhanced with a “+” (plus) or “-” (minus) to indicate whether credit quality is near the top or bottom of a category.

SLF Inc.’s Senior Unsecured Debentures have been assigned an “a-” rating. An “a-” rating denotes an issuer’s strong ability to meet the terms of the obligation.

SLF Inc.’s Subordinated Unsecured Debentures and Class A Preferred Shares have been assigned “bbb+” and “bbb” ratings, respectively. A “bbb” rating denotes an issuer’s adequate ability to meet the terms of the obligation; however, the issue is more susceptible to changes in economic and other conditions.

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Annual Information Form 2013

Transfer Agents and Registrars

Common Shares

CST Trust Company is the principal transfer agent and the registrar for SLF Inc.’s common shares. The central securities register is maintained in Toronto, Ontario, Canada.

Transfer Agent

Canada	CST Trust Company 320 Bay Street, 3rd Floor Toronto, Ontario Canada M5H 4A6
Co-Transfer Agents

United States	American Stock Transfer & Trust Company, LLC 6201 15th Avenue Brooklyn, NY 11219 United States

United Kingdom	Capita Registrars The Registry 34 Beckenham Road Beckenham Kent BR3 4TU United Kingdom

Philippines	The Hongkong and Shanghai Banking Corporation Limited HSBC Stock Transfer 7/F, HSBC Centre 3058 Fifth Avenue West Bonifacio Global City Taguig City, 1634, Philippines

Hong Kong	Computershare Hong Kong Investor Services Limited 17M Floor, Hopewell Centre 183 Queen’s Road East Wanchai, Hong Kong, Special Administrative Region of China

Preferred Shares and Debentures

CST Trust Company is the transfer agent and the registrar for SLF Inc.’s Preferred Shares, and CIBC Mellon Trust Company c/o BNY Trust Company of Canada is the trustee and the registrar for SLF Inc.’s senior unsecured debentures, Series A, B, D and E and its subordinated unsecured debentures, Series 2007-1, Series 2009-1 and Series 2012-1. The registers for those securities are maintained in Toronto, Ontario, Canada.

Directors and Executive Officers

Board of Directors

At December 31, 2013, the Board of Directors of SLF Inc. had four standing committees: Audit & Conduct Review Committee, Governance, Nomination & Investment Committee, Management Resources Committee and Risk Review Committee.

The following table sets out the directors of SLF Inc. as of the date of this AIF and, for each director, the province or state and country of his or her residence, principal occupation, years as a director, and membership on board committees. The term of each director expires at the close of business of the Annual Meeting in 2014. Each director of SLF Inc. is an independent director as defined in the Company’s Director Independence Policy, except Mr. Connor, the President & Chief Executive Officer of SLF Inc.

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Annual Information Form 2013

Name and Province/State and Country of Residence	Principal Occupation	Director Since	Board Committee Membership
William D. Anderson Ontario, Canada	Corporate Director	2010	Audit & Conduct Review Risk Review
Richard H. Booth Connecticut, USA	Vice Chairman, Guy Carpenter & Company, LLC (global risk management and reinsurance specialist)	2011	Audit & Conduct Review Governance, Nomination & Investment
John H. Clappison Ontario, Canada	Corporate Director	2006	Audit & Conduct Review Risk Review
Dean A. Connor Ontario, Canada	President & Chief Executive Officer, SLF Inc. and Sun Life Assurance	2011	None
David A. Ganong, CM New Brunswick, Canada	President & Chief Executive Officer, Ganong Bros. Limited (private confectionery manufacturer)	2002	Audit & Conduct Review Governance, Nomination & Investment
Martin J. G. Glynn British Columbia, Canada	Corporate Director	2010	Audit & Conduct Review Governance, Nomination & Investment
M. Marianne Harris Ontario, Canada	Corporate Director	2013	Audit & Conduct Review Governance, Nomination & Investment
Krystyna T. Hoeg Ontario, Canada	Corporate Director	2002	Management Resources Risk Review
Idalene F. Kesner Indiana, USA	Dean and Frank P. Popoff Chair of Strategic Management, Kelley School of Business, Indiana University	2002	Governance, Nomination & Investment Management Resources
Réal Raymond Quebec, Canada	Corporate Director	2013	Management Resources Risk Review
Hugh D. Segal, CM Ontario, Canada	Senator, Parliament of Canada	2009	Governance, Nomination & Investment Management Resources
Barbara G. Stymiest Ontario, Canada	Corporate Director	2012	Management Resources Risk Review
James H. Sutcliffe London, England	Chairman, SLF Inc. and Sun Life Assurance	2009	Risk Review

Each director of SLF Inc. has been engaged for more than five years in his or her present principal occupation or in other capacities with the company or organization (or predecessor thereof) in which he or she currently holds his or her principal occupation, except:

(i)	Mr. Booth, who from 2000 to 2009 was Chairman of HSB Group, Inc., and in 2008 and 2009 was also Vice Chairman, Transition Planning and Chief Administrative Officer of American International Group;
(ii)	Ms. Stymiest, who from 2011 to 2013 was Chair, BlackBerry Limited, from 2009 to 2011 was Group Head, Strategy and Corporate Services, Royal Bank of Canada, and from 2004 to 2009 was Chief Operating Officer, Royal Bank of Canada; and
(iii)	Ms. Harris who, from 2000 to 2013, was Managing Director, from 2010 until 2013, was President, Corporate and Investment Banking and from 2006 to 2010, was President, Global Markets and Investment Banking, Merrill Lynch Canada Inc.

Audit & Conduct Review Committee

The responsibilities and duties of the Audit & Conduct Review Committee are set out in its charter, a copy of which is attached as Appendix A.

The Board of Directors has determined that each member of its Audit & Conduct Review Committee is independent as defined in the Company’s Director Independence Policy and is financially literate. In the board’s judgment, a member of the Committee is financially literate if, after seeking and receiving any explanations or information from senior financial management of the Company or the auditors of the Company that the member requires, the member is able to read and understand the consolidated financial statements of the Company to the extent sufficient to be able to intelligently ask, and to evaluate the answers to, probing questions about the material aspects of those financial statements.

The members of the Audit & Conduct Review Committee as of the date of this AIF and their qualifications and education are set out below.

William D. Anderson (Chairman) is a Chartered Accountant who joined BCE Inc., a global telecommunications company, in 1991. He held progressively senior positions including Chief Financial Officer of BCE Inc. from 1998 to 2001, President of BCE Ventures, the strategic investment unit of BCE Inc. from 2001 to 2005, and Chairman and Chief Executive Officer of Bell Canada International Inc. from 2000 to 2007. Prior to joining BCE, Mr. Anderson spent 17 years with the public accounting firm KPMG, where he was a partner for nine years. He was appointed a Fellow of the Chartered Professional Accountants of Ontario in October 2011. Mr. Anderson joined the Board of Directors, the Audit Committee and the Risk Review Committee of SLF Inc. and Sun Life Assurance in May 2010. In May 2012 he was appointed Chairman of the Audit & Conduct Review Committee. Mr. Anderson serves as chairman of Nordion Inc. (formerly MDS Inc.) and Gildan Activewear Inc., and is a director and member of the audit and risk committee of TransAlta Corporation. He became a Fellow of the Institute of Corporate Directors in June 2010.

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Annual Information Form 2013

Richard H. Booth is a Certified Public Accountant who is Vice Chairman of Guy Carpenter & Company, LLC, a global risk management and reinsurance specialist and a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. Mr. Booth held progressively senior positions in the insurance industry throughout his career. From 2000 to 2009 he was Chairman of HSB Group, Inc., a specialty insurer and reinsurer, and from 2000 to 2007 was President and Chief Executive Officer of HSB Group. In 2008 and 2009 Mr. Booth was also Vice Chairman, Transition Planning and Chief Administrative Officer of HSB’s parent company, American International Group, an insurance and financial services company. He joined the Board of Directors, the Audit Committee and the Governance & Conduct Review Committee of SLF Inc. and Sun Life Assurance in May 2011. In May 2013 Mr. Booth became the Chairman of the Governance, Nomination & Investment Committee. He serves as a trustee and chairman of the audit committee of Northeast Utilities. In October 2013 Mr. Booth was appointed a director of The Hanover Insurance Group, Inc. He is a director of Adamas Pharmaceuticals, Inc., WorldBusiness Capital, Inc. and Patient Matters, LLC, all private companies, and a senior advisor to Century Capital LLC. Mr. Booth is a chartered life underwriter, a chartered financial consultant and a former member of the Financial Accounting Standards Advisory Council and its Steering Committee. He is also a National Association of Corporate Directors Board Leadership Fellow.

John H. Clappison is a Chartered Accountant who joined the firm of Price Waterhouse in 1968. He became a Partner of the firm in 1980 and in 1990 became Managing Partner of the Greater Toronto Area office, a position he continued to hold after the merger of Price Waterhouse with Coopers & Lybrand to form PricewaterhouseCoopers in 1998, until he retired in December 2005. He was appointed a Fellow of the Chartered Professional Accountants of Ontario in 1988. He has lectured on accounting practices at Ryerson University, the University of Toronto and the Chartered Professional Accountants of Ontario School of Accountancy. Mr. Clappison joined the Board of Directors, the Audit Committee and the Risk Review Committee of SLF Inc. and Sun Life Assurance in 2006. He was the Chairman of the Audit Committee from May 2010 until May 2012 when he was appointed Chairman of the Risk Review Committee. Mr. Clappison is a director and chairman of the audit committee of Cameco Corporation and Rogers Communications Inc. Until March 2013 Mr. Clappison was a director and chairman of the audit committee of Inmet Mining and until February 2011 he was a trustee and chairman of the audit committee of Canadian Real Estate Investment Trust. Mr. Clappison is director of Summit Energy Holdings LLP, a private company, a board member of the Canadian Foundation for Facial Plastic and Reconstructive Surgery and a trustee of the Shaw Festival Theatre Endowment Foundation and Roy Thomson Hall and Massey Hall Endowment Foundation. Mr. Clappison is a member of the Canadian Audit Committee Network.

David A. Ganong is President & Chief Executive Officer of Ganong Bros. Limited, a confectionery manufacturer. He served as Chairman of Ganong Bros. Limited from July 2008 until July 2012. Mr. Ganong was previously President & Chief Executive Officer of Ganong Bros. Limited from March 1977 until he became Chairman. He joined the Board of Directors of SLF Inc. and Sun Life Assurance in 2002. Mr. Ganong served on the Management Resources Committee from 2002 to 2009. He served on the Governance & Conduct Review Committee from 2002 to 2006 and re-joined the committee in 2009. Mr. Ganong was a member of the Risk Review Committee from 2006 to 2009. He also served as a member of the Audit Committee from May 2009 until May 2011 and re-joined the committee in May 2012. Mr. Ganong was a director of Air Canada from 1988 until 2004 and a director of New Brunswick and Canada Railway from 1985 to 2004. He is a member of the Board of Governors of The University of New Brunswick and a past member of the Canadian Council of Chief Executives.

Martin J. Glynn joined the HSBC group, an international banking and financial services organization, in 1982. He held progressively senior positions during his 24-year career at HSBC. Mr. Glynn became Chief Operating Officer of HSBC Bank Canada in 1997, following which he was President & Chief Executive Officer of HSBC Bank Canada from 1999 to 2003 and President & Chief Executive Officer, HSBC Bank USA from 2003 until his retirement in 2006. He joined the Board of Directors, the Audit Committee and the Investment Oversight Committee of SLF Inc. and Sun Life Assurance in December 2010. In addition to serving as a director of HSBC Bank Canada from 1999 to 2006, Mr. Glynn was Chairman from 2004 to 2006. He was also a director of HSBC Bank USA from 2000 to 2006. Mr. Glynn is a director of Husky Energy Inc., was a member of the audit committee from 2000 to 2010 and served as the chairman of the audit committee from 2003 to 2005. He is a director and member of the audit committee of VinaCapital Vietnam Opportunity Fund Limited and was chairman of the audit committee from 2008 to 2009. Mr. Glynn was a director and a member of the audit and risk committee of MF Global Holdings Ltd. from 2008 until 2011 and a director and member of the audit committee of Hathor Exploration Limited from 2007 until 2011. He is a director of the VGH and UBC Hospital Foundation, and in September 2013 was appointed Chairman of the UBC Investment Management Trust Inc. On February 3, 2014 Mr. Glynn was appointed as a director of the Public Sector Pension Investment Board. He is also a director of the SOI Group, St. Andrews University, Scotland and The American Patrons of the National Library and Galleries of Scotland. Mr. Glynn has a Masters of Business Administration degree and was the Jarislowsky Fellow in Business Management, Haskayne School of Business, University of Calgary, from September 2009 to April 2010.

M. Marianne Harris was Managing Director and President, Corporate and Investment Banking, Merrill Lynch Canada, Inc., an international banking and financial services organization, until October 2013. She held progressively senior positions during her 13-year career with Merrill Lynch and affiliated companies in Canada and the U.S., including President, Global Markets and Investment Banking, Canada, Head of Financial Institutions Group, Americas and Head of Financial Institutions, Canada. Before joining Merrill Lynch, Ms. Harris held various investment banking positions with RBC Capital Markets from 1984 to 2000, including Head of the Financial Institutions Group. Ms. Harris is Chair of the Board and a member of the Finance and Audit Committee of the Investment Industry Regulatory Organization of Canada. Ms. Harris joined the Board of Directors, the Audit & Conduct Review Committee and the Governance, Nomination & Investment Committee of SLF Inc. and Sun Life Assurance effective December 1, 2013. She is a member of the Dean’s Advisory Council for the Schulich School of Business and the Advisory Council for The Hennick Centre for Business and Law and a director and Chair of the Investment Committee of the Princess Margaret Cancer Foundation. Ms. Harris has a Master of Business Administration degree and a Juris Doctorate.

SLF Inc.’s Board of Directors has determined that William D. Anderson is an audit committee financial expert as defined by the SEC. The SEC has indicated that the designation of a person as an audit committee financial expert does not make that person

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Annual Information Form 2013

an “expert” for any purpose, or impose any duties, obligations or liabilities on that person that are greater than those imposed on members of the audit committee and board of directors who do not carry this designation or affect the duties, obligations or liabilities of any other member of the Audit & Conduct Review Committee or Board of Directors.

Executive Officers

The following table sets out the executive officers of SLF Inc. as at February 13, 2014.

Name	Province/State and Country of Residence	Position

Dean A. Connor	Ontario, Canada	President & Chief Executive Officer

Claude A. Accum	Massachusetts, USA	Executive Vice-President & Chief Risk Officer

Carolyn D. Blair	Ontario, Canada	Executive Vice-President, Human Resources

Thomas A. Bogart	Ontario, Canada	Executive Vice-President, Corporate Development & General Counsel

Mary De Paoli	Ontario, Canada	Executive Vice-President, Public & Corporate Affairs and Chief Marketing Officer

Kevin P. Dougherty	Ontario, Canada	President, SLF Canada and President, Sun Life Global Investments

Colm J. Freyne	Ontario, Canada	Executive Vice-President & Chief Financial Officer

Stephen C. Peacher	Massachusetts, USA	Executive Vice-President & Chief Investment Officer

Mark S. Saunders	Ontario, Canada	Executive Vice-President & Chief Information Officer

Kevin D. Strain	Hong Kong, Special Administrative Region of China	President, SLF Asia

Westley V. Thompson	Connecticut, USA	President, SLF U.S.

Each executive officer of SLF Inc. has held his current position or other senior positions with the Company during the past five years with the following exceptions. Prior to May 2012, Ms. Blair held senior banking and human resources positions with the TD Bank Group including Senior Vice-President, Human Resources, Canadian Banking and North American Credit Cards & Auto Finance, TD Canada Trust, from November 2010 to May 2012, Senior Vice-President, Human Resources, Wealth Management, Insurance & Global Development, TD Canada Trust, from November 2009 to November 2010 and Executive Vice-President (Senior VP, TD Bank Group), Human Resources, Personal & Commercial Banking, TD Bank NA, from November 2007 to November 2009. Prior to October 2009, Mr. Peacher was Managing Director, Head of Fixed Income and Liquidity Strategies at Columbia Management Group. Prior to March 2009, Mr. Saunders was Senior Technology Officer, Barclays Commercial Bank.

Cease Trade Orders, Bankruptcies, Penalties and Sanctions

Except as disclosed below, no director or executive officer of SLF Inc. is or has been, in the last 10 years, a director, chief executive officer or chief financial officer of a company that, while that person was acting in that capacity, (a) was the subject of a cease trade or similar order or an order that denied the company access to any exemption under Canadian securities legislation, for a period of more than 30 consecutive days, or (b) was subject to an event that resulted, after that person ceased to be a director, chief executive officer or chief financial officer, in the company being the subject of a cease trade or similar order or an order that denied the company access to any exemption under Canadian securities legislation, for a period of more than 30 consecutive days. No director or executive officer of SLF Inc. is or has been, in the last 10 years, a director or executive officer of a company that, while that person was acting in that capacity or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets except for the following:

(i)	Mr. Glynn was a director of MF Global Holdings Ltd. when it filed a voluntary petition under Chapter 11 of the Bankruptcy Code in the United States in October 2011. Mr. Glynn is no longer a director of MF Global Holdings Ltd.
(ii)	Ms. Stymiest became a director of Research in Motion Limited (BlackBerry Limited) (“BlackBerry”) in March 2007. At that time, directors, officers and other current and former employees of BlackBerry were subject to a management cease trade order issued by certain Canadian securities regulators on November 7, 2006 in response to BlackBerry’s failure to make certain securities filings. Ms. Stymiest became subject to the order, which was lifted on May 23, 2007 after the securities filings were made.

Shareholdings of Directors and Executive Officers

As at December 31, 2013, SLF Inc.’s directors and executive officers, as a group, owned, directly or indirectly, or had voting control or direction over 178,816 Common Shares of SLF Inc., or less than 1% of the total Common Shares outstanding.

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Annual Information Form 2013

Code of Business Conduct

Our approach to business conduct is based on ethical behaviour, adhering to high business standards, integrity and respect. The Board of Directors sets the “tone from the top” and satisfies itself that senior management sustains a culture of integrity throughout the organization. The Board has adopted the Sun Life Financial Code of Business Conduct that applies to all directors, officers and employees. The Sun Life Financial Code of Business Conduct may be accessed on the Sun Life Financial website at www.sunlife.com. It has been filed with securities regulators in Canada and with the SEC and may be accessed at www.sedar.com and www.sec.gov, respectively.

The Governance, Nomination & Investment Committee reviews the effectiveness of, and compliance with, the Code of Business Conduct, reports on its review to the Board of Directors on an annual basis, and makes recommendations on amendments as required. No waivers of the Code for directors or executive officers have been granted.

Principal Accountant Fees and Services

The following table shows the fees related to services provided by the Company’s external auditors for the past two years.

	Year Ended December 31 ($ millions)
	2013	2012*

Audit Fees	15.0	17.0
Audit-Related Fees	1.8	1.5
Tax Fees	0.4	0.3
All other Fees	0.9	0.4

*	The 2012 amounts have been adjusted to include $0.5 million in fees related to fiscal 2012 audits. These fees could not be estimated at the time of reporting in 2012.

Audit fees relate to professional services rendered by the auditors for the audit of our annual consolidated financial statements, the statements for our segregated funds and services related to statutory and regulatory filings.

Audit-related fees include assurance services not directly related to performing the audit of the annual consolidated financial statements of the Company. These include internal control reviews, specified procedure audits, audits required for specific regulatory or compliance purposes and employee benefit plan audits.

Tax fees relate to tax compliance, tax advice and tax planning.

All other fees relate to products and services other than audit, audit-related and tax as described above.

SLF Inc. has established a policy requiring pre-approval of services provided by its external auditors, a copy of which is attached as Appendix B. Fees paid to SLF Inc.’s external auditors have been approved by the Audit & Conduct Review Committee of the Board of Directors of SLF Inc. in accordance with the policy.

None of the services provided by the Company’s external auditors described above were approved pursuant to a waiver of pre-approval provisions under SEC rules (paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X).

Material Contracts

On December 17, 2012, SLF Inc. and certain of its subsidiaries entered into a definitive stock purchase agreement (as amended on August 1, 2013, the “U.S. Annuity Purchase Agreement”) with the Purchaser, and, for certain limited purposes specified therein, certain other parties, pursuant to which the Purchaser agreed to purchase our U.S. Annuity Business, which included all of the issued and outstanding shares of Sun Life (U.S.), for a base purchase price of US$1.350 billion, subject to certain adjustments as set out in that agreement. The transaction was completed effective August 1, 2013. Additional information concerning this transaction and the U.S. Annuity Purchase Agreement are set out in a Material Change Report dated December 27, 2012. That Material Change Report and a copy of the U.S. Annuity Purchase Agreement (redacted) have been filed with the Canadian securities commissions and the SEC and may be accessed at www.sedar.com and www.sec.gov, respectively.

Interest of Experts

Deloitte LLP, Independent Registered Public Accounting Firm and Licensed Public Accountants, is the external auditor of SLF Inc., and are independent within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario.

Larry Madge, the Appointed Actuary of SLF Inc., has provided an opinion on the value of policy liabilities and reinsurance recoverables for SLF Inc.’s statements of financial position as at December 31, 2013 and 2012 and the change in the consolidated statements of operations for the years then ended. Mr. Madge owned beneficially, directly or indirectly, less than 1% of all outstanding securities or other property of SLF Inc. or its affiliates when he prepared that opinion, or after that opinion was prepared, and he does not expect to receive any such securities or other property in excess of that amount in the future.

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Regulatory Matters

Sun Life Financial is subject to regulation and supervision by government authorities in the jurisdictions in which it does business.

Canada

General

SLF Inc. is incorporated under and governed by the Insurance Act. OSFI administers the Insurance Act and supervises the activities of Sun Life Financial. SLF Inc. has all the powers and restrictions applicable to life insurance companies governed by the Insurance Act, which permits insurance companies to offer, directly or through subsidiaries or networking arrangements, a broad range of financial services, including:

•	Insurance and reinsurance;
•	Investment counselling and portfolio management;
•	Mutual funds;
•	Trust services;
•	Banking services;
•	Real property brokerage and appraisal; and
•	Merchant banking services.

The Insurance Act requires the filing of annual and other reports on the financial condition of insurance companies, provides for periodic examinations of insurance companies’ affairs, imposes restrictions on transactions with related parties, and sets out requirements governing certain aspects of insurance companies’ businesses.

OSFI supervises SLF Inc. on a consolidated basis to ensure that it has an overview of activities of SLF Inc. and its consolidated subsidiaries. This consolidated supervision includes the ability to review insurance and non-insurance operations of SLF Inc. and subsidiaries and supervisory power to bring about corrective action. OSFI has extensive powers to intervene in the affairs of regulated insurance companies, including the power to request information or documents, to conduct investigations, to require that appropriate actions are taken to address issues identified by OSFI and to levy fines. OSFI may intervene and assume control of a regulated non-operating life company or an insurance holding company (collectively referred to as “Insurance Holding Companies”) or a Canadian life insurance company if it deems the amount of available capital insufficient.

Investment Powers

Under the Insurance Act, a life insurance company must maintain a prudent portfolio of investments, subject to certain overall limitations on the amount it may invest in certain classes of investments, such as commercial loans, real estate and stocks. Additional restrictions (and, in some cases, the need for regulatory approvals) limit the type of investments which Sun Life Financial can make in excess of 10% of the voting rights or 25% of the equity of any entity.

Capital and Surplus Requirements

OSFI has established Guideline A-2 – Capital Regime for Regulated Insurance Holding Companies and Non-Operating Life Companies, which sets out the framework within which OSFI will assess whether Insurance Holding Companies are maintaining adequate capital. Under this guideline, Insurance Holding Companies, such as SLF Inc., are expected to manage their capital in a manner commensurate with their risk profile and control environments. The Company’s regulated subsidiaries are expected to comply with the capital adequacy requirements imposed in the jurisdictions in which they operate.

The Company’s principal operating life insurance subsidiary in Canada, Sun Life Assurance, is subject to the MCCSR capital rules on a consolidated basis. The MCCSR calculation involves using qualifying models or applying quantitative factors to specific assets and liabilities, as well as to certain off-balance sheet items, based on the following risk components: (i) asset default risk, (ii) mortality, morbidity and lapse risk, (iii) changes in interest rate environment risk, (iv) segregated fund guarantee risk, (v) off-balance sheet activity exposure and (vi) foreign exchange risk. The total capital required is the sum of the capital required calculated for each of these six risk components. OSFI uses this total, in conjunction with the amount calculated as available capital, together with other considerations, in assessing the capital adequacy of Canadian life insurance companies. The minimum regulatory MCCSR ratio is 120%, with a supervisory target ratio of 150%. OSFI may require a higher amount of capital be available, taking into account factors such as operating experience and diversification of asset or insurance portfolios. OSFI expects life insurance companies to establish a target capital level plus a buffer to take into account such factors as market volatility and operational risk. Capital requirements may be adjusted by OSFI as experience develops, the risk profile of an insurance company, or the industry more broadly, changes or to reflect other risks.

The principal elements used to calculate available capital for Insurance Holding Companies and for Canadian life insurance companies include common shares, contributed surplus, retained earnings, the participating account, accumulated currency translation account, unrealized gains and losses on available-for-sales equities, qualifying preferred shares, innovative capital instruments and subordinated debt, and a portion of actuarial liabilities related to future policyholder terminal dividends. Funds raised by Insurance Holding Companies or Canadian life insurance companies through borrowing or issuing securities are treated as different categories of available capital, depending on the characteristics of the instrument issued.

Insurance Holding Companies and Canadian life insurance companies must then reduce the amount of their available capital by the aggregate of their goodwill and controlling interests in non-life financial corporations, non-controlling substantial investments

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in corporations, a portion of cash value deficiencies and credit taken on reserves on reinsurance ceded to unregistered reinsurers and the net decrease in policy liabilities arising from assumed mortality improvements. OSFI may require that a higher amount of capital be available, taking into account factors such as operating experience and diversification of asset or insurance portfolios.

As of January 1, 2013, Sun Life Assurance elected the phase-in of the impact on available capital of adopting the revisions to IAS 19 Employee Benefits, relating to cumulative changes in liabilities for defined benefit plans, as per OSFI’s 2013 MCCSR Guideline. Sun Life Assurance is phasing in a reduction of approximately $155 million to its available capital over eight quarters, ending in the fourth quarter of 2014. Any quarterly changes in the liabilities for defined benefit plans impacting available capital for Sun Life Assurance will be phased in over 12 quarters.

OSFI’s Life Insurance Regulatory Framework

In November 2013, OSFI provided a progress update on its 2012 report titled the Life Insurance Regulatory Framework, which discusses forthcoming regulatory initiatives affecting life insurance companies and industry stakeholders on which OSFI will focus over the period to 2016. The initiatives are in three broad areas: risk management and governance; evolving regulatory capital requirements; and transparency of information to stakeholders. The potential outcomes and impacts of these initiatives are uncertain.

The progress update indicates that OSFI is planning to finalize a new regulatory capital regime for life insurance companies by 2016, with implementation targeted for 2018. The outcome of this initiative is uncertain, but could impact our position relative to that of other Canadian and international financial institutions with which we compete for business and capital.

Systemically Important Financial Institutions

In July 2013, the Financial Stability Board published the first set of Global Systemically Important Insurers. No Canadian insurance company was identified as a Global Systemically Important Insurer.

Additionally, in October 2013, the International Association of Insurance Supervisors (“IAIS”) announced timelines to develop a global insurance capital standard for internationally active insurance groups. The standard is targeted for implementation in 2019. The IAIS is also working to develop a common framework for the supervision of internationally active insurance groups.

Restrictions on Dividends and Capital Transactions

The Insurance Act prohibits the declaration or payment of dividends on shares of an Insurance Holding Company or a Canadian life insurance company if there are reasonable grounds for believing the company does not have, or the payment of the dividend would cause the company not to have, adequate capital or liquidity, or upon any direction made by the Superintendent. The Insurance Act also requires that an insurance company notify the Superintendent of the declaration of a dividend at least fifteen days before the dividend payment date.

The Insurance Act also prohibits the purchase for cancellation of shares issued by an Insurance Holding Company or a Canadian life insurance company or the redemption of redeemable shares or other similar capital transactions, if there are reasonable grounds for believing that the company does not have, or the payment would cause the company not to have, adequate capital or liquidity, or upon any direction made by the Superintendent. Further, any redemption or purchase for cancellation of shares issued by an Insurance Holding Company or a Canadian life insurance company or similar capital transactions are prohibited without the prior approval of the Superintendent.

Restrictions on Ownership

The Insurance Act contains restrictions on the purchase or other acquisition, issue, transfer and voting of the shares of an insurance company. Pursuant to these restrictions:

•

No person is permitted to acquire any shares of SLF Inc. if the acquisition would cause the person to have a “significant interest” in any class of shares of SLF Inc., without the prior approval of the Minister of Finance of Canada;

•

SLF Inc. is not permitted to record any transfer or issue of shares of SLF Inc. if the transfer or issue would cause the person to have a significant interest in SLF Inc., unless prior approval is obtained from the Minister of Finance of Canada;

•	No person who has a significant interest in SLF Inc. may exercise any voting rights attached to the shares held by that person, unless prior approval of the Minister of Finance of Canada is obtained.

A person has a significant interest in a class of shares where the aggregate of any shares of that class beneficially owned by that person, any entity controlled by that person and any person acting jointly or in concert with that person exceeds 10% of all of the outstanding shares of that class of shares.

Under the Insurance Act, the Minister of Finance of Canada may approve only the acquisition of a significant interest of up to 30% of any class of non-voting shares and up to 20% of a class of voting shares, provided that the person acquiring those shares does not have direct or indirect influence over SLF Inc. that, if exercised, would result in that person having control in fact of SLF Inc. In addition, the Insurance Act prohibits life insurance companies, including SLF Inc., from recording a transfer or issuing shares of any class to Her Majesty in right of Canada or of a province, an agent of Her Majesty, a foreign government or an agent of a foreign government.

SLF Inc. is required to continue to control, but not wholly own, Sun Life Assurance. Any shares of Sun Life Assurance that are not owned by SLF Inc. are required to meet the widely held criteria (no individual may own more than 10% of any class of shares without prior approval of the Minister of Finance of Canada). The 20% limit on voting share ownership and 30% limit on non-voting share ownership apply to the direct and indirect cumulative ownership of Sun Life Assurance, with the effect that no single investor will be able to use the holding company structure to exceed those ownership restrictions.

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Appointed Actuary

In accordance with the Insurance Act, SLF Inc.’s Board of Directors has appointed a Fellow of the Canadian Institute of Actuaries as its “Appointed Actuary”. The Appointed Actuary must provide an opinion on:

•	The value of the Company’s consolidated policy liabilities as at the end of each period in accordance with accepted actuarial practice, including the selection of appropriate assumptions and methods;
•	Whether the amount of policy liabilities makes appropriate provisions for all obligations to policyholders; and
•	Whether the valuation of liabilities is fairly presented in the consolidated financial statements.

The Insurance Act requires that the Appointed Actuary meet with the Board of Directors or the Audit Committee at least once in each financial year to report, in accordance with accepted actuarial practice, on the Company’s financial position and its expected future financial condition. The Appointed Actuary must report to the Chief Executive Officer and the Chief Financial Officer of SLF Inc. any matters that, in the Appointed Actuary’s opinion, could have material adverse effects on the financial condition of SLF Inc.

Prescribed Supervisory Information

The Supervisory Information (Insurance Companies) Regulations made under the Insurance Act (the “Supervisory Information Regulations”) prohibit regulated insurance companies, such as SLF Inc. and Sun Life Assurance, from disclosing, directly or indirectly, “prescribed supervisory information”, as defined in those Regulations. Prescribed supervisory information includes assessments, recommendations, ratings and reports concerning the Company made by or at the request of the Superintendent, orders of the Superintendent with respect to capital and liquidity, certain regulatory actions taken with respect to the Company, prudential agreements between the Company and the Superintendent, and directions of the Superintendent that we cease or refrain from committing, or remedy, unsafe or unsound practices in conducting our business.

Provincial/Territorial Insurance Regulation

Sun Life Financial is subject to provincial regulation and supervision in each province and territory in Canada in which it carries on business. Provincial insurance regulation is concerned primarily with the form of insurance contracts and the sale and marketing of insurance and annuity products, including the licensing and supervision of insurance producers. Individual variable insurance and annuity products and the underlying segregated funds to which they relate are subject to guidelines adopted by the Canadian Council of Insurance Regulators and incorporated by reference into provincial insurance regulations. These guidelines govern a number of matters relating to the sale of these products and the administration of the underlying segregated funds. We are licensed to carry on business in all provinces and territories in Canada.

Privacy of Customer Information

Canadian federal, and some provincial, laws and regulations require financial institutions to protect the security and confidentiality of customer information. This includes financial institutions notifying customers about their policies and practices relating to their collection and disclosure of customer information and their policies to protect the security and confidentiality of that information. These laws also regulate disclosure of customer information.

Anti-Money Laundering Legislation

The Proceeds of Crime (Money Laundering) and Terrorist Financing Act, Canada, contains measures to assist in detecting, deterring, and facilitating the investigation of money laundering and terrorist financing offences. This legislation and the associated regulations impose reporting, recordkeeping and “know your customer” obligations on SLF Inc. and certain of its subsidiaries.

Securities Laws

Certain of SLF Inc.’s subsidiaries in Canada, certain of their employees or sales representatives and certain of the products offered by these subsidiaries are registered with provincial and territorial securities commissions and are subject to regulation and supervision under securities laws in each of the provinces and territories of Canada.

United States

Regulation of Insurance Operations—State Level

SLF Inc. does not carry on business and it is not regulated as an insurance company in the United States. Sun Life Assurance and several indirect U.S. subsidiaries of SLF Inc. carry on business and are regulated as insurance companies in the United States. Michigan is Sun Life Assurance’s “state of entry” and it is treated as the state of domicile for Sun Life Assurance’s U.S. branch (the “U.S. Branch”). The U.S. Branch is licensed to transact business in every state except New York in the United States, plus in the District of Columbia, Puerto Rico and the U.S. Virgin Islands. SLF Inc.’s U.S. life insurance subsidiaries are, collectively, licensed to transact business in all states, the District of Columbia, and Puerto Rico. SLF Inc.‘s U.S. life insurance subsidiaries are domiciled in Connecticut, Delaware, Texas and Vermont.

In the United States, each state, the District of Columbia, and U.S. territories and possessions have insurance laws that apply to companies licensed to carry on an insurance business in the jurisdiction. The primary regulator of an insurance company, however, is the state insurance department or equivalent body located in its state of domicile. Most jurisdictions have laws and regulations governing the financial aspects of insurers, including standards of solvency, reserves, reinsurance, capital adequacy and the business conduct of insurers. In addition, the laws of the various states provide state insurance regulators with broad administrative powers to approve policy forms and related materials and approve rates for certain lines of insurance, grant and

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revoke licenses to transact business, regulate trade practices, license agents, and require statutory financial statements. The primary purpose of such regulation is the protection of policyholders and consumers, rather than shareholders.

The U.S. Branch and SLF Inc.’s U.S. life insurance subsidiaries, other than its special purpose financial captive insurance companies in Vermont and Delaware, are subject to the insurance holding company laws and regulations in the states in which they are domiciled (or deemed to be commercially domiciled). Most states’ insurance holding company laws generally require each insurer that is domiciled therein and that is a member of a holding company system to register with the insurance regulatory authority of that state and, annually, to furnish those authorities with certain reports that include information concerning capital structure, ownership, financial condition, certain intercompany transactions and general business operations. In addition, under most states’ holding company laws, transactions within the holding company system to which the domestic insurer is a party must be fair and equitable and such insurer’s policyholder surplus following any such transaction must be both reasonable in relation to its outstanding liabilities and adequate for its needs. Most states require prior regulatory approval of the change of control of the domestic insurer or an entity that controls the domestic insurer and prior notice or regulatory approval of certain intercompany transfers of assets or other material affiliate transactions to which a domestic insurer is a party. Generally, under such laws, a state insurance authority must approve in advance the direct or indirect acquisition of 10% or more of the voting securities of an insurance company domiciled in the state.

SLF Inc.‘s U.S. special purpose financial captive insurance companies are subject to the laws and regulations applicable to captive insurers in Vermont and Delaware, respectively, as well as the terms of the business plans approved by, and the licensing orders issued by, the companies’ domestic regulators. Generally, a special purpose financial captive insurance company is required to seek regulatory approval prior to taking any action that would deviate from the activities described in its approved business plan or specifically permitted by the licensing order issued by its domestic regulator.

The U.S. Branch and SLF Inc.‘s U.S. life insurance subsidiaries are required to file detailed annual and quarterly financial statements with state insurance regulators in each of the states in which they are licensed, and their business and accounts are subject to examination by such regulators at any time. Regulators have authority to limit or prohibit the ability to issue new policies if, in their judgment, an insurer is not maintaining sufficient surplus or capital or if the further transaction of business would be detrimental to policyholders.

As part of their oversight process, state insurance departments conduct detailed examinations periodically (generally every three to five years) of the books, records, accounts and market conduct of insurance companies domiciled in their states. The latest published examination reports of the U.S. Branch and SLF Inc.‘s U.S. life insurance companies did not raise any material issues or adjustments. In addition to the market conduct component of the periodic examinations, states will on occasion perform market conduct reviews that may cover, among other things, content of disclosures, illustrations, advertising, sales practices and complaint handling. Examinations are sometimes conducted in cooperation with the departments of other states under guidelines published by the NAIC. The NAIC is the U.S. standard-setting and regulatory support organization created and governed by the chief insurance regulators from the 50 states, the District of Columbia and five U.S. territories. Through the NAIC, state insurance regulators establish standards and best practices, conduct peer review, and coordinate their regulatory oversight. NAIC members, together with the central resources of the NAIC, form the national system of state-based insurance regulation in the United States.

Restrictions on Dividends

The amount of dividends that an insurance company may pay to its parent without prior regulatory approval is regulated under the U.S. state insurance holding company laws and regulations and under the terms of licensing orders issued by various states.

NAIC IRIS Ratios

The NAIC has developed a set of financial relationships or “tests” known as the Insurance Regulatory Information System (“IRIS”) to assist state regulators in monitoring the financial condition of insurance companies and identifying companies that may require special attention or action by insurance regulatory authorities. A second set of confidential ratios, called the Financial Analysis Solvency Tracking System, is also used for monitoring. Insurance companies generally submit data to the NAIC, which in turn analyzes the data using prescribed financial data ratios, each with defined “usual ranges”. Having ratios that fall outside the usual range does not necessarily indicate that a company experienced unfavourable results. Generally, if four or more of an insurance company’s ratios fall outside the usual ranges, regulators will begin to investigate or monitor the company. Regulators have the authority to impose remedies with various degrees of supervision, ranging from increased monitoring to certain business limitations. For the twelve-month period ended December 31, 2012, the most recent period for which results are available, the U.S. Branch and SLF Inc.‘s U.S. life insurance subsidiaries were within the usual ranges for most of the IRIS ratios. The ratios which were outside the usual ranges did not indicate any adverse solvency issues.

Risk-based Capital Ratio Requirements

All states have risk-based capital (“RBC”) ratio requirements for insurance companies. The NAIC RBC system was created to provide a capital adequacy standard that is related to risk, raises a safety net for insurers, is uniform among the states, and provides regulatory authority for timely action. A separate RBC ratio formula exists for each of the primary insurance types. The formula focuses on the material risks that are common for the particular insurance type. For life insurance, the formula considers investment risk, insurance risk, interest rate risk, and other market and business risks, by applying factors to various amounts presented in the company’s statutory financial statements. For the year ended December 31, 2013, the RBC ratio for the U.S. Branch and SLF Inc.‘s U.S. life insurance subsidiaries is expected to exceed the levels under which any remedial or regulatory action would be required.

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Statutory Reserves

Michigan insurance law and the laws of several other states require life insurance companies to analyze the adequacy of their reserves annually. The appointed actuaries for the U.S. Branch and SLF Inc.’s other U.S. life insurance subsidiaries must submit an opinion that such reserves, when considered in light of the assets held with respect to those reserves, make adequate provision for the associated contractual obligations and related expenses of the U.S. Branch and each of SLF Inc.’s life insurance subsidiaries. If such opinion cannot be provided, the affected insurer must set up additional reserves by moving funds from surplus.

Under NAIC rules, life insurance companies must maintain an asset valuation reserve (“AVR”). These reserves are recorded for purposes of statutory accounting practices; they are not recorded under the provisions of IFRS and therefore have no impact on SLF Inc.’s reported results of operations or financial position. These reserves affect the determination of statutory surplus, and changes in such reserves may affect the ability of a U.S. life insurance subsidiary to pay dividends or other distributions to its parent and also may affect the amounts required to be maintained in trust by the U.S. Branch (see discussion below under Minimum Statutory Surplus and Capital). The size of the AVR, which is a provision for potential asset credit defaults, will depend upon future composition and results of the investment portfolios of the U.S. Branch and SLF Inc.’s U.S. life insurance subsidiaries.

The move toward a principles-based approach for determining reserves and regulatory minimum capital for life business continues in the United States. This approach uses more sophisticated model-based approaches that capture the wide range of risks in insurance products instead of static ratios and formulas for determining solvency requirements. The U.S. life insurance industry and the NAIC continue to consider policy and practical issues related to principles-based reserves regulation as well as the expansion of such regulation to other lines of business as part of the NAIC’s Solvency Modernization Initiative (see discussion below under NAIC Solvency Modernization Initiative).

In addition, the NAIC is currently conducting a review of the 2012 year-end actuarial liability valuation methods and assumptions for certain universal life products with secondary guarantees, such as those issued by the U.S. Branch. The goal of the review is to establish industry consensus as to the relevant valuation methods and assumptions. It is possible that the findings of the NAIC working group, once completed and published, could lead to an increase in NAIC liabilities for the U.S. Branch.

The NAIC is also studying issues arising from the use of captives and special purpose vehicles by U.S. life insurers. In July 2013, the NAIC adopted a white paper that set forth specific recommendations and action items, including enhanced disclosure of captive transactions to regulators, the development of standardized regulatory tools for the review of captive transactions and restrictions on the use of captives. The NAIC’s Financial Analysis Working Group was charged with conducting peer review analysis on the practices of captive and special purpose vehicle transactions within the life insurance industry. The NAIC is currently determining how to implement many of the recommendations set forth in the white paper, and therefore, future changes to the regulation of these transactions and any related impact on statutory reserves is difficult to predict.

Minimum Statutory Surplus and Capital

The U.S. Branch and SLF Inc.’s U.S. life insurance subsidiaries are required to have minimum statutory surplus and capital of various amounts, depending on the state(s) in which they are licensed and the types of business that they transact.

The U.S. Branch is required to maintain a certain amount of assets in trust with a financial institution acceptable to the Director of Michigan’s Department of Insurance and Financial Services (the “Michigan Director”) in an amount at all times at least equal to the sum of the U.S. Branch’s reserves and other liabilities, the minimum required capital and surplus, and any additional amounts considered necessary by the Michigan Director to cover the U.S. Branch’s liabilities, plus a portion of its surplus in the United States. Generally, these assets are available only to meet the obligations of Sun Life Assurance to its U.S. policyholders, claimants and other U.S. Branch creditors. Amendments to the trust agreement must be approved by the Michigan Director. As at December 31, 2013, the U.S. Branch had assets in trust in excess of Michigan’s requirements.

Investments of Insurance Companies

The U.S. Branch and SLF Inc.’s other U.S. life insurance subsidiaries are subject to state laws and regulations that require diversification of their investment portfolios and limit the amount of investments in certain investment categories such as below-investment-grade fixed income securities, equity real estate, foreign investments and equity investments. Failure to comply with these laws and regulations would cause investments exceeding regulatory limits to be treated as non-admitted assets for purposes of measuring surplus and, in some instances, would require divestiture of such non-qualifying investments.

State Guaranty Association Assessments

All states, the District of Columbia and Puerto Rico require insurers to participate in the local insurance guaranty association. The association may levy assessments for policyholder losses incurred by impaired or insolvent insurers. Generally, assessments up to certain prescribed limits are based upon the proportionate share of premiums written by member insurers in the lines of business in which the impaired or insolvent insurer is engaged. A large part of the assessments paid by SLF Inc.’s U.S. insurance subsidiaries pursuant to these laws may be used as credits for a portion of its U.S. premium taxes.

NAIC Solvency Modernization Initiative

The NAIC has undertaken a Solvency Modernization Initiative (“SMI”) to examine the U.S. insurance solvency regulation framework. The SMI is focused on five solvency areas: capital requirements, international accounting, insurance valuation, reinsurance and group regulatory issues. This initiative has resulted in the recent adoption of the NAIC Risk Management and Own Risk and Solvency Assessment Model Act which, following enactment at the state level, will require larger insurers to, at least annually beginning in 2015, assess the adequacy of their own and their group’s risk management and current and future solvency position. Other changes arising from the SMI include amendments to the Insurance Holding Company Regulatory Act

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and amendments to several model laws related to the implementation of principles based reserving for life insurers. Amendments to the Insurance Holding Company Regulatory Act (and the related amended regulation) are being adopted by the states. Laws related to the implementation of principles based reserving are also working their way through state legislatures, however, nationwide implementation of principles based reserving for life insurers is subject to adoption of the amended laws by a significant percentage of states. Several states have expressed reservations regarding the principles based approach to life insurance reserves and, it is difficult to predict whether this part of the initiative will prevail. Other SMI initiatives are also ongoing. We cannot predict the additional capital requirements or compliance costs these initiatives may ultimately impose on us when implemented. Nevertheless, the SMI has the potential to significantly affect the regulatory regime applicable to SLF Inc.’s U.S. life insurers in the coming years.

Regulation of Insurance Operations - Federal Level

Although the U.S. federal government does not directly regulate the insurance business, federal legislation and administrative policies in several areas affect the insurance business, including pension and employee benefit plan regulation, age and sex discrimination, investment company regulation, financial services regulation and federal taxation. For example, the U.S. Congress has, from time to time, considered legislation related to limitations on antitrust immunity, the alteration of the federal income tax structure and the availability of 401(k) or individual retirement accounts. For more details refer to Other U.S. Regulatory Matters section below.

We continue to monitor the debate over the debt ceiling and deficit reduction and efforts to reform the Internal Revenue Code, as applicable to insurance companies and their products. It remains to be seen the proposals that may be adopted or what impact, if any, such proposals could have on our business.

Regulation of Securities Operations

Certain of SLF Inc.’s U.S. subsidiaries, including Massachusetts Financial Services Company, and certain contracts, policies and funds issued, offered or managed by them are subject to regulation under federal securities laws administered by the SEC and under certain state securities laws.

Several of SLF Inc.’s U.S. subsidiaries issue or have issued products, which are registered with the SEC as investment companies under the Investment Company Act of 1940, as amended (the “1940 Act”) and the Securities Act of 1933, as amended (the “1933 Act”). Certain of SLF Inc.’s U.S. subsidiaries provide investment management services to affiliated funds, which similarly are registered as investment companies under the 1940 Act and the 1933 Act. The 1940 Act and the 1933 Act impose various obligations on registered investment companies, including disclosure, operational, recordkeeping and reporting requirements and, in the case of the 1940 Act, prohibitions on certain transactions with affiliates.

To the extent that any products are deemed to be securities under U.S. federal or state securities laws, they are qualified for sale as needed in certain states in the United States and the District of Columbia. Marketing and sales of securities products are subject to the Securities Exchange Act of 1934, as amended (the “1934 Act”), and regulations promulgated by the Financial Industry Regulatory Authority (“FINRA”).

The investment management activities of SLF Inc.’s U.S. subsidiaries are subject to federal and state laws and regulations in the jurisdictions where they conduct business. Massachusetts Financial Services Company and certain of SLF Inc.’s other U.S. subsidiaries are registered as investment advisers under the Investment Advisers Act of 1940, as amended, which imposes various obligations on registered investment advisers, including fiduciary duties, disclosure, operational, recordkeeping and reporting requirements.

Registered investment companies and investment advisers are regulated by and subject to examination by the SEC. The SEC is authorized to institute proceedings and impose sanctions for violations of the U.S. federal securities laws. Failure to comply with applicable securities laws could subject SLF Inc.’s investment companies and investment adviser subsidiaries to a range of regulatory sanctions, including censure, limitations on the registrant’s activities, and termination of registration, and could subject its registered investment companies to a cessation of sales or rescission of securities sold.

SLF Inc. files periodic reports with the SEC under the 1934 Act. Certain of SLF Inc.’s U.S. subsidiaries are registered as broker-dealers under that Act and are subject, for example, to the SEC’s net capital rules, and are members of, and subject to regulation by FINRA. Certain other U.S. subsidiaries of SLF Inc. are registered as transfer agents under the 1934 Act.

Other U.S. Regulatory Matters

The Dodd-Frank Act

On July 21, 2010, the Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) was signed into law. The Dodd-Frank Act enacted numerous legal and regulatory changes for the financial services industry. Many of the requirements imposed by the Dodd-Frank Act are currently in effect. However, several key rulemakings and mandated studies and reports remain to be completed. Until such time as all of the Dodd-Frank Act rulemakings, studies and reports are completed, it is not possible to determine the full impact of the Dodd-Frank Act on financial institutions. However, there are several aspects of the legislation that could adversely affect our operations.

The Dodd-Frank Act mandated the U.S. federal regulation of the over-the-counter (“OTC”) derivatives market. It includes requirements for centralized clearing of OTC derivatives and establishes new joint regulatory authority for the SEC and the U.S. Commodity Futures Trading Commission (“CFTC”) for OTC derivatives. While rulemaking by the SEC and CFTC continues in this regard, certain of SLF Inc.’s U.S. derivative operations have become subject to, among other things, new recordkeeping, reporting and documentation requirements and new clearing requirements, which call for margin or cash collateral for cleared

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transactions. These new requirements will likely increase the direct and indirect costs of the Company’s hedging and related activities.

The Dodd-Frank Act established a new federal council of financial regulators, the Financial Stability Oversight Council (“Council”), which is charged with identifying risks to the financial stability of the U.S. financial markets, promoting market discipline, and responding to emerging threats to the stability of the U.S. financial markets. The Council is empowered to make recommendations to primary financial regulatory agencies regarding the application of new or heightened standards and safeguards for financial activities or practices, and certain participation in such activities, that threaten the stability of the U.S. financial markets. In addition, the Council is authorized to determine whether an insurance company is systematically significant and to recommend that it should be subject to enhanced prudential standards and to supervision by the Board of Governors of the Federal Reserve System. In April 2012, the Council approved its final rule for designating non-bank financial companies as systemically important financial institutions (“SIFI”). Under the final rule, SLF Inc.’s U.S. assets, liabilities and operations do not currently satisfy the financial thresholds that serve as the first step of the three-stage process to designate a non-bank financial company as a SIFI.

The Dodd-Frank Act also established a Federal Insurance Office (“FIO”) in the U.S. Department of Treasury. Although the FIO was not granted general supervisory authority over the insurance industry, it is authorized, among other things, to monitor and collect data on the insurance industry and recommend changes to the state system of insurance regulation to the U.S. Congress. The Dodd-Frank Act requires the FIO to issue several reports to Congress on the insurance industry, most notably, (i) a report on “how to modernize and improve the system of insurance regulation in the United States”, and (ii) a report on “the breadth and scope of the global reinsurance market and the critical role such market plays in supporting insurance in the United States”. The FIO issued its report on how to modernize and improve the system of insurance regulation in the United States in December 2013. The report details the strengths and weaknesses of the current insurance regulatory system and makes recommendations in the areas of insurance sector solvency and marketplace regulation. Although the report stops short of recommending direct federal regulation of insurance, it does recommend significantly greater federal involvement in a number of areas. It remains to be seen whether the report’s recommendations will be adopted and what impact they will have on SLF Inc. The FIO report on the breadth and scope of the global reinsurance market and the critical role such market plays in supporting insurance in the United States remains outstanding.

The Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act (“FATCA”) requires that every non-U.S. financial institution (“FFI”) enter into an agreement with the IRS to collect and report certain information with respect to its U.S. customer accounts. If an FFI fails to comply with FATCA, U.S. payors will be required to withhold 30% from U.S. source payments made to the FFI. FATCA is expected to be effective July 1, 2014 with the substantive due diligence and reporting requirements phased-in beginning the same date. The impact of FATCA will be on SLF Inc.’s subsidiaries outside the United States.

The USA PATRIOT Act of 2001

The USA PATRIOT Act of 2001 (the “PATRIOT Act”) seeks to promote cooperation among financial institutions, regulators and law enforcement agencies in identifying parties that may be involved in terrorism, money laundering or other illegal activities. Regulations applicable to the insurance industry require insurance companies issuing “covered products” to implement anti-money laundering programs and file suspicious activity reports with the U.S. Treasury Department. SLF Inc.’s U.S. subsidiaries that issue covered products and its U.S. broker-dealer subsidiaries have implemented anti-money laundering programs to comply with the PATRIOT Act regulations and with the Office of Foreign Assets Control requirements with respect to anti-terrorist financing.

Privacy of Customer Information

U.S. federal and state laws require financial institutions, including insurers, investment companies and investment dealers to protect the security and confidentiality of customer information and to notify customers about the institution’s policies and practices relating to its collection, use and disclosure of customer information and its policies that protect the security and confidentiality of that information.

United Kingdom

SLF Inc. does not carry on business and is not regulated as an insurance company in the United Kingdom, but it is the indirect owner of two regulated insurance subsidiaries that carry on business in the United Kingdom. On April 1, 2013, the Financial Services Act 2012 (the “2012 Act”) came into force, replacing the Financial Services Authority (“FSA”) structure by creating a new regulatory structure comprising of the Prudential Regulation Authority (“PRA”) and the Financial Conduct Authority (“FCA”).

The PRA is a part of the Bank of England. It is a regulatory authority responsible for ensuring effective prudential regulation of deposit takers, insurers and a small number of significant investment firms. It has two statutory objectives: to promote the safety and soundness of firms and specifically for insurers, to contribute to the securing of an appropriate degree of protection for policyholders. To pursue these objectives, it imposes standards or policies that govern the actions of regulated entities and supervises these regulated entities by assessing those entities and the risks they pose to the PRA’s objectives and, where necessary, takes action to reduce them.

The FCA’s statutory objective is to ensure that the relevant markets function well. The relevant markets are the financial markets, the markets for regulated financial services and the markets for services, provided by non-authorised persons without contravention of the general prohibition. It has three operational objectives: (i) to secure an appropriate degree of protection for consumers, (ii) to protect and enhance the integrity of the UK financial system and (iii) to promote effective competition in the

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interests of consumers in the markets for regulated financial services and services provided by recognized investment exchanges in carrying on certain regulated activities.

SLF Inc.’s subsidiaries in the United Kingdom, Sun Life Assurance Company of Canada (U.K.) Limited (“Sun Life (U.K.)”) and SLFC Assurance (UK) Limited (“SLFC (UK)”), are authorized by the PRA pursuant to the powers granted under the 2012 Act and regulated by the PRA and the FCA. In addition, these subsidiaries are subject to various United Kingdom laws (for example, the Data Protection Act 1998 in relation to the processing of customer data).

Insurance Regulation

Sun Life (U.K.) carries on certain regulated activities in the United Kingdom in relation to long-term contracts of insurance. SLFC (UK) holds a small amount of general reinsurance business in run-off. Insurance companies in the United Kingdom are required to meet certain threshold conditions and to conduct their business in accordance with the Principles for Businesses, the Senior Management Arrangements, Systems and Controls, Prudential and Conduct of Business Rules and Guidance set out in the FCA and PRA Handbooks of Rules and Guidance (“the Handbooks”). Under these requirements, our United Kingdom insurance subsidiaries must maintain systems, procedures and controls appropriate to the nature, scale and complexity of their business, to conduct their business with due regard to the interests of their customers and to treat them fairly. They are also required to file financial statements and other information with the PRA/FCA on a regular basis. The regulatory requirements determined at the European Union level are also enacted in the United Kingdom. As a member of the European Union, the United Kingdom is subject to European regulation and a number of relevant European Commission Directives that have been published. Sun Life (U.K.) is also required to comply with the conduct of business standards of the Irish Financial Services Regulatory Authority in respect of its book of Irish policies. As Sun Life (U.K.) also holds ‘passport permissions’ to cover certain life risks in various European Economic Area (the “EEA”) jurisdictions, conduct related requirements may arise there too from time to time.

Long-term Assets and Liabilities

In accordance with the rules set out in the Handbooks, a life insurance company in the United Kingdom must maintain a separate account and records in respect of its long-term insurance business and must apply the assets and liabilities attributable to its long-term insurance business to a long-term insurance fund, separate from the assets and liabilities attributable to its non-life insurance business, if any, or to shareholders. Sun Life (U.K.) maintains separate sub-funds in its long-term insurance fund, in respect of assets and liabilities attributable to its participating insurance business and to its non-participating insurance business. The PRA rules impose restrictions on Sun Life (U.K.) from applying assets attributable to its long-term insurance businesses for purposes other than its long-term business.

Capital Resources Requirements

Insurance companies in the United Kingdom must satisfy the capital resource requirements under the Handbooks which require insurers to meet the higher of two capital adequacy standards. The first is the long-term insurance capital requirement, which is prescriptive and based on European Commission minimum solvency requirements. The second is the individual capital adequacy framework, which requires each insurer to self-assess what an appropriate amount of capital would be for its business to hold, taking into account the various risks that the insurer faces. The PRA reviews this self-assessment and gives the insurance company individual capital guidance (i.e. the amount of any additional capital the PRA believes the company should hold), where appropriate. Failure to maintain adequate capital resources is one of the grounds on which the PRA may exercise its wide powers of intervention provided for in the 2012 Act. On December 31, 2012, Sun Life (U.K.) and SLFC (UK) exceeded their minimum capital requirements in the United Kingdom.

Restrictions on Dividends and Capital Transactions

Insurance companies in the United Kingdom are subject to the provisions of the Companies Act 2006 governing the payment of dividends, which prevent any distribution by a company except out of profits available for this purpose. In addition, they can only pay dividends out of non-participating surplus once this has been transferred from their long-term fund to their shareholders’ fund after the annual valuation.

Financial Ombudsman Service

Insurance companies in the United Kingdom are subject to the jurisdiction of The Financial Ombudsman Service which provides consumers with a free, independent service to enable disputes with financial firms to be resolved. The ombudsman is empowered to order firms to pay fair compensation for loss and damage and may order a firm to take such steps as the ombudsman determines to be just and appropriate in order to remedy a complaint. The Financial Ombudsman Service is funded by levies and case fees payable by businesses covered by the ombudsman.

Financial Services Compensation Scheme

The Financial Services Compensation Scheme (“FSCS”) established under the Financial Services and Markets Act 2000 provides for the protection of certain individual financial services customers in the United Kingdom who may be affected by the inability of financial services companies, including insurance companies, who carry on regulated business in the United Kingdom to meet their liabilities. The FSCS is funded by statutory levies on authorized and regulated companies.

Intervention

Both the FCA and the PRA have extensive powers to intervene in the affairs of an authorized insurance company. These include the power to fine an authorized company and to vary or cancel its permission to carry on regulated activities in the United Kingdom, to request information or documents, to investigate the business of the company and to require the company to take appropriate actions to satisfy required threshold conditions for authorization. In addition, both regulators operate an Approved

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Persons regime under which individuals must be approved in order to perform certain defined functions for an authorized company. These approved persons are required to adhere to specific principles of behaviour and may be subject to a range of censures for breaches of these principles.

Regulatory Methodology

The FCA has adopted a risk and principles based regulatory methodology. Its focus is towards the outcomes achieved by firms and individuals, rather than primarily applying a prescriptive, rules-based regime to regulate processes. The FCA has highlighted that, as part of outcomes focused regulation, the FCA wishes to work more closely with firms, particularly as strategic initiatives are announced, to fully work through the implications of any such changes and challenge management’s thinking at an early stage to ensure the correct regulatory outcomes. Treating customers fairly continues to be a major focus of the FCA’s regulatory reviews. Both U.K. regulators have publicly stated their intention to be more forward looking, in order to anticipate and deal with risks before they crystallise.

Prudential regulation is undergoing fundamental change through the implementation of the European Union’s Solvency II Directive (“Solvency II”). Solvency II will implement far reaching changes to the U.K. regulatory framework for insurance companies. The intention is to replace the existing solvency regime and enable the adoption of firm-specific and risk-based solvency requirements to better reflect the risks that companies face. This implementation will also focus on the governance and control standards achieved by firms. Solvency II focuses on governance, often addressed through the establishment of board risk committees and the appointment of chief risk officers. Solvency II will also amend the current supervisory system so that it is consistently implemented across all member states. The rules for Solvency II are being drafted and the implementation timeline has been subject to amendment. It is expected that the responsibilities of national supervisors and the European Insurance and Occupational Pensions Authority would be effective on January 1, 2016 with Solvency II methodology requirements (including the quantitative and narrative reporting requirements) becoming effective for firms by January 1, 2015.

Group Supervision under Solvency II

Solvency II includes a group supervision and solvency regime that not only applies to groups wholly operating within the EEA, but will also apply to companies that carry on business in the EEA as part of “insurance groups”, such as Sun Life Financial, that are located outside the EEA. The group supervisory and capital regime under Solvency II will extend to members of an insurance group whose ultimate insurance parent company is located outside the EEA, unless that parent company is located in a jurisdiction where the supervisor is determined to apply group supervision that is equivalent to the EEA Solvency II standards. Canada has not been included in the first wave of equivalence assessments, and it is not clear what arrangements might apply to Canadian insurance companies, such as SLF Inc. Our European insurance operations will be supervised on a group basis. These comprise Sun Life (U.K.), SLFC (UK), their ultimate EEA holding company and a number of small, mostly inactive and unregulated entities. The application of the group supervision requirements to the world-wide operations has not been yet determined.

Asia

General

Sun Life Financial carries on business through subsidiaries, joint ventures or associates in the Philippines, Hong Kong, Indonesia, India, China, Vietnam and Malaysia. The operations of each of our subsidiaries, joint ventures and associates in Asia is subject to the local regulatory and supervisory schemes of the jurisdiction in which it operates, which varies from country to country. Typically, the applicable legislation in a particular country (i) grants (or revokes) a license to operate in that country and regulates the ability of a company to operate a business in that country, (ii) imposes obligations on these subsidiaries, joint ventures or associates to measure and assist in detecting, deterring and facilitating the investigation of money laundering and terrorist financing offences; and (iii) restricts when an insurance company can declare dividends to its shareholders and its ability to effect certain capital transactions.

Philippines

The products offered by Sun Life Financial in the Philippines include life insurance, accident insurance, pension plans, education plans and mutual funds.

Sun Life Financial is represented in the Philippines by its life insurance arm, Sun Life of Canada (Philippines), Inc. (“SLOCPI”); its mutual fund manager, Sun Life Asset Management Company Inc. (“SLAMCI”); and its pre-need business, Sun Life Financial Plans Inc. (“SLFPI”). In addition, Sun Life Financial has a joint venture life insurance company with GPL Holdings, Inc. (a member of the Yuchengco group of companies) called Sun Life Grepa Financial, Inc. (“SLGFI”) in which Sun Life Financial holds a 49% stake.

SLOCPI is a life insurance company incorporated in the Philippines and governed by the Insurance Code. SLOCPI offers individual and group life and health insurance products through its agency sales force. SLAMCI is incorporated in the Philippines and is governed by the Securities Regulation Code and the Investment Company Act. SLAMCI is a fund manager and distributor of the Sun Life Prosperity Funds and is a wholly-owned subsidiary of SLOCPI. SLFPI is incorporated in the Philippines and governed by the Pre-Need Code and offers pension and education plans in the Philippines. SLGFI is a life insurance company incorporated in the Philippines and governed by the Insurance Code. SLGFI offers its individual and group life products through an agency sales force and through distribution arrangements with commercial banks, including Rizal Commercial Banking Corporation.

The Philippines Insurance Commission supervises and regulates the operations of life, non-life companies and pre-need companies and issues licenses to insurance companies and other insurance market participants. It implements measures to

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ensure fair treatment of customers. The Philippines Securities and Exchange Commission supervises and regulates the operations of investment company advisers and mutual fund companies and issues licenses to these companies and other securities market participants.

Life insurance companies in the Philippines are required at all times to maintain the minimum paid-up capital and net worth requirements prescribed by regulations. Currently, insurance companies are required to have a minimum net worth of Php250 million, the total amount of which must be increased to Php550 million in 2016, Php900 million in 2019 and to Php1.3 billion in 2022. In addition, life insurance companies must maintain a minimum RBC ratio of 100% as prescribed in the Risk-Based Capital Framework adopted in 2006.

Hong Kong

In Hong Kong, we offer products to address protection and savings needs through our wholly-owned subsidiary, Sun Life Hong Kong Limited and various other wholly-owned Hong Kong subsidiaries. We offer individual life and health insurance, mandatory provident funds (the government-legislated pension system) and pension administration to individuals and businesses through a multi-channel distribution system that includes an agency force and independent financial advisors.

Sun Life Hong Kong Limited is licensed to carry on the business of “long-term” insurance and is regulated under the Hong Kong Insurance Companies Ordinance (“the Ordinance”). Its products and services are regulated by the Office of the Commissioner of Insurance, which oversees the authorization and regulation of insurance companies, the Hong Kong Securities and Futures Commission, which approves the marketing materials of investment linked products, and the Mandatory Provident Fund Schemes Authority, which oversees the supervision and regulation of mandatory provident fund schemes and occupational retirement schemes. The Insurance Agents Registration Board under the Hong Kong Federation of Insurers (a self-regulatory body of the insurance industry) is responsible for registering insurance agents.

In Hong Kong, long-term insurance companies are required to maintain at all times a required solvency margin. The required solvency margin is the higher of HK$2 million or the aggregate of two components: a percentage of the mathematical reserves and a percentage of the capital at risk as prescribed under the Insurance Companies (Margin of Solvency) Regulation (which is generally 4% of the mathematical reserves and 0.3% of the capital at risk). For a long-term insurer, the value of its assets must be greater than the amount of its liabilities by at least the required solvency margin. The minimum paid-up capital for insurers in Hong Kong is HK$10 million. The actual capital requirement depends on the business undertaken by the insurer.

Indonesia

In Indonesia, we offer individual life and health insurance, as well as creditor life insurance through our wholly-owned subsidiary, PT Sun Life Financial Indonesia, and CIMB Sun Life, our joint venture with PT Bank CIMB Niaga, in which we have a 49% ownership interest. Both operations follow a multi-channel distribution strategy. CIMB Sun Life serves PT Bank CIMB Niaga’s customers on an exclusive basis for most insurance products.

PT Sun Life Financial Indonesia and PT CIMB Sun Life are licensed to carry on insurance business in Indonesia and can distribute life insurance products. PT Sun Life Financial Indonesia can additionally manufacture and distribute Shariah products through its Shariah unit.

The Financial Services Authority is the supervisory and regulatory body for the insurance industry in Indonesia. In addition, each life insurance company is a member of the local Life Insurance Association which certifies insurance sales forces and issues codes of ethics for insurance companies and insurance marketers.

Life insurance companies in Indonesia are required to maintain a minimum solvency target ratio at all times of least 120% of the risk of losses that may arise as a consequence of deviations in the management of assets and liabilities and must have a minimum issued and paid-up capital of Rp70 billion (to be increased to Rp100 billion effective December 31, 2014).

India

Birla Sun Life Insurance Company Limited (“Birla Sun Life”), our insurance joint venture with the Aditya Birla Group in India, provides individual and group protection, savings and retirement products through a multi-channel distribution network, including an agency sales force, bancassurance distribution, brokers and direct marketing. Birla Sun Life is authorized to carry on long-term insurance business in India.

In addition, Birla Sun Life Asset Management Company Limited (“BSLAM”), our asset management joint venture in India, offers mutual fund products to both individual and institutional investors. BSLAM is authorized to carry on asset management business in India and is the investment manager of the Birla Sun Life Mutual Funds.

Insurance operations in India are regulated by the Insurance Regulatory & Development Authority (the “IRDA”), whose duties include issuing certificate of registration to insurance companies, protecting the interests of policyholders, and regulating, promoting and ensuring the orderly growth of the insurance industry. The IRDA has introduced a number of regulatory changes in recent years, affecting matters that include product design and structure, distribution, investments, risk management and grievance handling. Mutual funds in India are regulated by the guidelines and regulations issued by the Securities and Exchange Board of India and various other applicable statutes.

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Life insurance companies in India are required to maintain at all times not less than a required solvency margin ratio of 150%, a minimum solvency margin of the higher of INR 500 million or a specified formulaic calculation of the insurer’s net premium or of net claims and a minimum paid-up capital of INR 1 billion.

China

In China, Sun Life Everbright Life Insurance Company Limited (“Sun Life Everbright”), in which we have a 24.99% ownership stake, operates a multi-distribution model that combines a direct career agency, financial consultants, telemarketing and bancassurance alliances to sell individual life and health insurance and savings products. Sun Life Everbright is a domestic life insurance company.

In February 2012, Sun Life Everbright received regulatory approval to establish Sun Life Everbright Asset Management Co., Ltd., an insurance asset management company.

The insurance industry is regulated by the insurance regulatory agency under the State Council and it has authority to: (i) promulgate laws and regulations applicable to the insurance industry and insurance market participants; (ii) approve and examine insurance companies and insurance intermediaries in China and, where applicable, abroad; (iii) establish investment regulations; (iv) approve and examine the policy terms and premium rates for insurance products; (v) set standards to measure the financial soundness of insurance companies; (vi) require insurance companies to submit reports concerning their business operations and condition of assets; and (vii) order the suspension of all or part of an insurance company’s business.

Currently, Chinese life insurance companies are allowed to invest in the following assets (subject to the satisfaction of conditions prescribed for each form of investment): bank deposits, government bonds of China, government agency bonds, corporate bonds, stocks, securities investments funds, real estate, domestic financial derivatives such as forwards, options and interest rate swaps, certain products of commercial banks, trust companies, securities companies and insurance asset management companies, and other investment channels as approved by the State Council.

The minimum paid-up capital of an insurance company is RMB200 million and there are additional capital requirements when additional branches are established.

Insurance asset management companies are also regulated by the insurance regulatory agency under the State Council and may conduct the following businesses: (i) managing funds in RMB or foreign currencies entrusted to it by its clients; (ii) managing its own funds in RMB or foreign currencies; (iii) offering insurance asset management products; and (iv) other businesses approved by the insurance regulator or other departments of the State Council.

The investment of insurance funds by insurance asset management companies is subject to the same requirements and limitations applicable to the investment activities of insurance companies. Custodians are designated for funds managed by insurance asset management companies and the custodians must be independent commercial banks or financial institutions that satisfy regulatory requirements. The registered capital of an insurance asset management company may not be less than RMB100 million or the equivalent amount of other freely convertible currencies.

Vietnam

PVI Sun Life is a joint venture between Sun Life Assurance and PVI Holdings, a subsidiary of Petro Vietnam. PVI Sun Life offers individual and group products to address protection and savings needs through an agency sales force.

The Ministry of Finance requires life insurers to have a minimum paid-up capital of VND 600 billion, maintain a minimum solvency margin of 4% of insurance reserves plus either (i) 0.1% of sum insured for products with a term of five years or less, or (ii) 0.3% of sum insured for products with a term over five years.

Malaysia

Sun Life Financial Malaysia is 49% owned by Sun Life Assurance and 49% by Khazanah Nasional Berhad. Sun Life Financial Malaysia offers life insurance and takaful products and services in Malaysia. It distributes its products through a range of distribution channels including bancassurance, direct marketing, telemarketing and government and corporate business. Sun Life Financial Malaysia has an exclusive bancassurance agreement with CIMB Bank in Malaysia that allows it to distribute its products and services through the bank’s network of branches.

The central bank of Malaysia, Bank Negara Malaysia, regulates entities carrying on the insurance business and requires life insurers to have a minimum paid-up capital of RM100 million and a minimum solvency margin of RM50 million. The insurance regime has undergone recent legislative changes and new guidelines and/or operating requirements may be issued that would supersede these requirements.

Other Jurisdictions

In each of the countries in which our other subsidiaries, joint ventures and associates operate, local regulatory authorities supervise and monitor their business and financial condition. In a number of countries, certain insurance subsidiaries, joint ventures and associates are required to meet specific minimum working and regulatory capital requirements.

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Risk Factors

This section provides a summary of some of the significant risks that could affect (and, in some cases, are affecting) our business, financial condition or results of operations. As a large financial services organization operating in a complex industry, Sun Life Financial encounters a variety of risks, including those described below and in the Risk Management section in our 2013 MD&A. Other risks that are not considered to be material at the present time may also impact our business in the future. This information should be considered carefully together with other information in this AIF and in our 2013 MD&A, our 2013 Consolidated Financial Statements and other reports and materials that we file with securities regulators.

These risks may occur independently or in combinations and may occur simultaneously or in rapid chained progression. For example, a major global pandemic would have a material adverse impact on mortality and claims experience. Such an event may also trigger adverse global capital markets developments, including a downturn in equity market levels and interest rates, increased volatility and credit deterioration. Operational risks could also arise due to rising employee absenteeism and potential disruptions in third party service arrangements.

While a number of risks that are described below refer to risk inter-dependencies and relationships between risks, these do not represent a complete inventory. It should be noted that these inter-relationships can continue to develop and change over time, and the combined adverse impact on our profitability and financial position could be significantly greater than the sum of the individual parts. Our assessment of the impact and probability of these risks occurring changes over time.

A description of our risk management approach can be found under Risk Management in our 2013 MD&A.

Many of risk factors set out below contain forward-looking statements.

Economic Uncertainty

Our overall business and financial operations will be affected by global economic and capital markets conditions resulting in heightened credit risk, reduced valuation of investments and decreased economic activity. Although economic conditions have generally improved since 2008, continued economic uncertainty and volatility may give rise to a higher level of business risks including those associated with industry restructuring and the changing mergers and acquisitions profile, new competitive dynamics and significant changes in the legal, regulatory and tax regimes in which our businesses operate. In addition, adverse economic conditions often arise in conjunction with volatile and deteriorating capital markets conditions, which can have a direct material adverse impact on our sales and profitability, capital and liquidity positions. Many of the risk factors that follow identify risks that result from, or are exacerbated by economic uncertainty or capital markets disruptions. Many of these risks could materialize and our financial results could be negatively affected, even after the end of the economic uncertainty or capital markets disruption. While we have taken various management actions to mitigate the risk of low levels of interest rates including changes in product mix, product design and hedging activities, if the low levels of interest rates are persistent over an extended period of time, second order effects may surface including changes in policyholder behaviour, actuarial assumptions prescribed by the regulating bodies and impact from low reinvestment yields. In addition, there remains vulnerability to further declines in interest rates. As experienced in 2013, sustained lower interest rates could lead to declines in assumed fixed income reinvestment rates in our insurance contract liabilities.

Market-related impacts from the economic environment could continue to place pressure on our earnings, regulatory capital requirements, profitability, liquidity and our ability to implement our business strategies and plans. Low interest rates and increased volatility create a number of challenges for us including increased hedge costs, lower investment yields, adverse policyholder behaviour and lower levels of new business profitability. Other impacts of macro-economic uncertainty and volatility may lead to other financial and non-financial impacts including goodwill impairment, decline in our share price and impact on our credit and financial strength ratings.

Credit Risk

Credit risk is the risk of financial loss despite realization of collateral security or property due to the inability of counterparties to perform their contractual obligations.

We have significant exposure to credit risk in connection with issuers of securities held in our investment portfolio, debtors (e.g. mortgagors), structured securities, reinsurers, derivative counterparties, other financial institutions (e.g. amounts held on deposit) and other entities. Losses may occur when a counterparty fails to make timely payments pursuant to the terms of the underlying contractual arrangement or when the counterparty’s credit rating or risk profile otherwise deteriorates. Credit risk can also arise in connection with deterioration in the value of or ability to realize on any underlying security that may be used to collateralize the debt obligation (e.g. real estate property values in the case of mortgage obligations). Credit risk can occur at multiple levels; as a result of broad economic conditions, challenges within specific sectors of the economy, or from issues affecting individual companies. Events that result in defaults, impairments or downgrades of the securities in our investment portfolio would cause the Company to record realized or unrealized losses and increase our provisions for asset default, adversely impacting earnings.

Volatility in the capital markets, including deteriorating credit and negative real estate risk indicators, fluctuations in macro-economic factors global or domestic, and assumed loss given default expectations, may have a significant impact on the value of the fixed income assets in our investment portfolio. For example, the inability of the U.S. government to resolve the budget and entitlement debate could further delay a recovery, impacting consumer and business confidence resulting in credit deterioration and increased default. Also, our asset-backed portfolio is sensitive to fluctuations in macro-economic factors, assumed default rates for the underlying collateral pool and loss given default expectations. In addition, our asset-backed

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portfolio has exposure to lower rated securities that are highly leveraged, with relatively small amounts of subordination available below our securities to absorb losses in the underlying collateral pool. For these securities, if a relatively small percentage of the underlying collateral pool defaults, we may lose all of our principal investment in the security.

As part of our overall risk management strategy, we maintain various hedging programs that employ the use of derivatives. Market conditions determine the availability and cost of the derivative protection. Although we deal primarily with highly rated counterparties, a derivative counterparty’s insolvency or its inability or unwillingness to make payments under the terms of a derivative agreement could have an adverse effect on our profitability and financial position.

We purchase reinsurance for certain risks underwritten by our various insurance businesses. Reinsurance does not relieve us from our direct liability to policyholders and accordingly, we bear credit risk with respect to our reinsurers. Although we deal primarily with highly rated reinsurers, deterioration in their credit ratings, or reinsurer insolvency, inability or unwillingness to make payments under the terms of a reinsurance agreement could have an adverse effect on our profitability and financial position.

Equity Market Risk

We have significant exposure to equity markets. Our profitability and capital position could be adversely affected as a result of declines and volatility in equity markets.

Equity market risk is the potential for financial loss arising from declines and volatility in equity market prices. We are exposed to equity risk from a number of sources. A portion of our exposure to equity market risk arises in connection with benefit guarantees on segregated fund contracts and while we have reduced this exposure with the sale of the U.S. Annuity Business, a material exposure still remains. These benefit guarantees are linked to underlying fund performance and may be triggered upon death, maturity, withdrawal or annuitization. The cost of providing for these guarantees is uncertain, and will depend upon a number of factors including general capital market conditions, policyholder behaviour and mortality experience, which may result in negative impacts on our net income and capital.

While a large percentage of our contracts are included in our hedging program, not all of the exposure related to these contracts is hedged. For those variable annuity and segregated fund contracts included in the hedging program, we generally hedge the value of expected future net claims costs and a portion of the policy fees as we are primarily focused on hedging the expected economic costs associated with providing segregated fund and variable annuity guarantees. Since the value of benefits being hedged will generally differ from the financial statement value (due to different valuation methods and the inclusion of valuation margins in respect of financial statement values), this approach will result in residual volatility to equity market shocks in reported income and capital. The general availability and cost of these hedging instruments may be adversely impacted by a number of factors, including declining interest rates, increased volatility in capital markets and changes in the general market and regulatory environment within which these hedging programs operate.

Our hedging programs may themselves expose us to other risks such as basis risk (the risk that hedges do not exactly replicate the underlying portfolio experience), derivative counterparty credit risk, and increased levels of liquidity risk, model risk and other operational risks. These factors may adversely impact the net effectiveness, costs and financial viability of maintaining these hedging programs and therefore adversely impact our profitability and financial position. While our hedging programs include various elements aimed at mitigating these effects (for example, hedge counterparty credit risk is managed by maintaining broad diversification, dealing primarily with highly rated counterparties and transacting through ISDA agreements that generally include applicable credit support annexes), residual risk and potential reported earnings and capital volatility remain. In particular, regulations for over-the-counter derivatives could impose additional costs on our hedging program and could affect our hedging strategy.

We derive a portion of our revenue from fee income generated by our asset management businesses and from certain insurance and annuity contracts where fee income is levied on account balances that generally move in line with equity market levels. Accordingly, adverse fluctuations in the market value of such assets would result in corresponding adverse impacts on our revenue and net income. In addition, declining and volatile equity markets may have a negative impact on sales and redemptions (surrenders) for these businesses, and this may result in further adverse impacts on our net income and financial position.

We also have direct exposure to equity markets from the investments supporting general account liabilities, surplus and employee benefit plans. These exposures fall within our risk-taking philosophy and appetite and are therefore generally not hedged.

Interest Rate and Spread Risk

We have significant interest rate risk exposure in the current low interest rate environment. Our profitability and capital position could be adversely affected as a result of declines and volatility in interest rates.

Our business and profitability can be adversely affected by changes or volatility in interest rates or spreads when assets and liability cash flows do not coincide. We are exposed to interest rate or spread risk when the cash flows from assets and the policy obligations they support are mismatched, as this may result in the need to either sell assets to meet policy payments and expenses or reinvest excess cash flows from assets in unfavourable interest rate or spread environments. The impact of changes or volatility in interest rates or spreads is reflected in the valuation of our financial assets and liabilities for insurance contracts in respect of insurance and annuity products.

Our primary exposure to interest rate and spread risk arises from certain general account products and segregated fund contracts which contain explicit or implicit investment guarantees in the form of minimum crediting rates, guaranteed premium

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rates, settlement options and benefit guarantees. If investment returns fall below guaranteed levels, we may be required to increase liabilities or capital in respect of these contracts. The guarantees attached to these products may be applicable to both past premiums collected and future premiums we have not received. Segregated fund contracts provide benefit guarantees that are linked to underlying fund performance and may be triggered upon death, maturity, withdrawal or annuitization. These products are included in our asset-liability management program and the residual interest rate exposure is managed within our risk appetite limits.

Declines in interest rates or narrowing spreads can result in compression of the net spread between interest earned on investments and interest credited to policyholders. Declines in interest rates or narrowing spreads may also result in increased asset calls, mortgage prepayments and net reinvestment of positive cash flows at lower yields, and therefore adversely impact our profitability and financial position. In contrast, increases in interest rates or a widening of spreads may have a material impact on the value of fixed income assets, resulting in depressed market values, and may lead to losses in the event of the liquidation of assets prior to maturity.

Significant changes or volatility in interest rates or spreads could have a negative impact on sales of certain insurance and annuity products, and adversely impact the expected pattern of redemptions (surrenders) on existing policies. Increases in interest rates or widening spreads may increase the risk that policyholders will surrender their contracts, forcing us to liquidate assets at a loss and accelerate recognition of certain acquisition expenses. While we have established hedging programs in place and our insurance and annuity products often contain surrender mitigation features, these may not be sufficient to fully offset the adverse impact of the underlying losses.

We also have direct exposure to interest rates and spreads from investments supporting other general account liabilities, surplus and employee benefit plans. Lower interest rates or a narrowing of spreads will result in reduced investment income on new fixed income asset purchases. Conversely, higher interest rates or wider spreads will reduce the value of our existing assets. These exposures generally fall within our risk-taking philosophy and appetite and are therefore generally not hedged.

We have implemented asset-liability management and hedging programs involving regular monitoring and adjustment of risk exposures using assets, derivative instruments and repurchase agreements to maintain interest rate exposures within our risk appetite. The general availability and cost of these hedging instruments may be adversely impacted by a number of factors including changes in interest rate levels and volatility, and changes in the general market and regulatory environment within which these hedging programs operate. In particular, regulations for over-the-counter derivatives could impose additional costs on our hedging program and could affect our hedging strategy. In addition, these programs may themselves expose us to other risks such as those described under the Equity Market Risk section.

A sustained low interest rate environment may adversely impact our earnings, regulatory capital requirements and our ability to implement our business strategy and plans in several ways, including:

(i)	Lower sales of certain protection and wealth products, which can in turn pressure our operating expense levels;
(ii)	Shifts in the expected pattern of redemptions (surrenders) on existing policies;
(iii)	Higher equity hedging costs;
(iv)	Higher new business strain reflecting lower new business profitability;
(v)	Reduced return on new fixed income asset purchases;
(vi)	The impact of changes in actuarial assumptions driven by capital market movements, including declines in fixed income reinvestment rates in our insurance contract liabilities;
(vii)	Impairment of goodwill; and
(viii)	Additional valuation allowances against our deferred tax assets.

As disclosed in the 2013 MD&A, we expect our net income in 2014 to be reduced by up to $40 million due to declines in fixed income reinvestment rates.

Changes in Legislation and Regulations

Most of our businesses are subject to extensive regulation and supervision. Changes in laws, regulations, or government policies, or in the manner in which they are interpreted or enforced, could have an adverse effect on our business and operations.

As a result of the global financial turmoil in recent years, regulators in many countries, including Canada, are considering changes to legislation and regulations designed to strengthen regulation of systemic risks to the global financial system for banks and other financial institutions like insurers. Future regulation could involve higher capital requirements, limits on executive compensation, especially for short-term performance, and enhanced corporate governance standards. The Company is working to enhance its processes and practices in these areas. Changes to regulatory requirements could adversely affect our businesses in certain countries. These changes, along with the changing role of governments that are participating more directly in the business sector (e.g. equity participation), could adversely impact our business. Our failure to comply with existing and evolving regulatory requirements could result in regulatory sanctions and could affect our relations with regulatory authorities and our ability to execute our business strategies and plans.

In Canada OSFI released the final Guideline A-4 - Regulatory Capital and Internal Capital Targets in November 2013, which established supervisory capital adequacy requirements for insurance companies, as well as expectations for determining internal capital targets. OSFI has also recently issued Guideline E-19 on Own Risk and Solvency Assessment (“ORSA”), effective in January 2014, which explicitly links risk measurement, risk strategy, risk appetite, and overall risk management with business plans and strategic objectives to capital adequacy and management. OSFI is also considering regulatory guidance for Insurance Holding Companies, such as SLF Inc. OSFI is further considering alternatives for in-force variable annuity and segregated fund capital requirements, including scenario-based approaches and potential credit for hedging. Although it is difficult to predict how

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long the process for reviewing capital requirements and internal models for in-force segregated fund guarantee exposures will take, OSFI expects the review to continue for several years. Moreover, OSFI is reviewing the alignment of some insurance regulations with certain elements of changes made to the banks’ regulatory framework under the new Basel III Capital Accord. OSFI has designated some Canadian banks as “domestically systemically-important” in 2013. Designated banks will be subject to additional prudential requirements taking effect in January 2016. While OSFI has not announced similar rules for Canadian insurance companies, the potential outcome of this regulatory initiative is uncertain.

The outcome of these initiatives is uncertain and may impact our position relative to that of other Canadian and international financial institutions with which we compete for business and capital. In particular, the final changes implemented as a result of OSFI’s review of internal models for in-force segregated fund guarantee exposures may materially change the capital required to support our in-force variable annuity and segregated fund business. We compete with providers of variable annuity and segregated fund products that operate under different accounting and regulatory reporting bases in different countries, which create differences in capital requirements, profitability and reported earnings on those products that put us at disadvantage compared to some of our competitors in certain of our businesses.

The life insurance industry is closely regulated, and as new and more complex products are introduced, regulators refine capital requirements for the industry. These regulations can potentially have an adverse impact on our financial flexibility and capital position. Additional information can be found under the Capital Adequacy risk section in this AIF.

In the United States, the valuation, capital and accounting rules are regulated by the states of domicile and other jurisdictions in which we carry on business. Model laws and regulations are promulgated by the NAIC, but individual jurisdictions can and do have differing rules. The NAIC’s standards, including those for reserves and capital, are continually evolving. All of these factors increase the challenge of ensuring compliance and may affect our financial results. As an example of how evolving rules could impact our financial results, the current rules allow U.S. insurance companies to take statutory reserve credit for policies that are reinsured by captive insurers, to the extent that those obligations are secured by letters of credit, assets held in trust or other acceptable security. Sun Life Assurance’s U.S. Branch relies on such reinsurance arrangements to support statutory reserves required for certain no-lapse guarantees on universal life policies. The NAIC is evaluating the statutory reserve requirements for those guarantees on universal life policies, which may result in higher reserve requirements for these products or increased operating costs.

The NAIC is also evaluating the industry’s use of captive insurers and reinsurers to manage statutory capital and reserve requirements. The U.S. Branch is a party to reinsurance arrangements with affiliated domestic captive insurers established for this purpose in Delaware and Vermont and may be impacted by this initiative. A task force commissioned by the NAIC has developed a white paper on the issue, which calls for more disclosure of a company’s use of captives in its statutory financial statements. The task force is also evaluating the appropriate types of assets used by companies to support statutory reserves deemed to be in excess of those economically required to support the company’s future obligations. Although the task force has made significant progress on its mandate, there are still a number of unresolved issues and it has not made any final recommendations.

The NAIC is working actively on its Solvency Modernization Initiative, which may transform the way state regulators evaluate and monitor the ongoing financial stability of companies. This initiative has resulted in the recent adoption of the NAIC Risk Management and Own Risk and Solvency Assessment Model Act which, following enactment at the state level, will require larger insurers to, at least annually beginning in 2015, assess the adequacy of their own and their group’s risk management and current and future solvency position. This will complement existing risk-based capital requirements with more dynamic, forward-looking modeling of a company’s own risks and capital adequacy, together with increased focus on a company’s enterprise risk management practices.

The Dodd-Frank Act is effecting comprehensive changes to the regulation of financial services in the United States. Similar legislation is proposed to or has been enacted in other jurisdictions. We cannot predict with certainty the full impact of the Dodd-Frank Act and similar legislation in other jurisdictions, and regulations promulgated under such act or legislation on our businesses, or our results of operations, cash flows, financial condition or regulatory capital. We do, however, know that the new clearing, record keeping, reporting, documentation and margin requirements under these regulations applicable to our operations, as well as these and other requirements that these laws and regulations impose on us and our counterparties, will likely increase the direct and indirect costs of our hedging and related activities.

There is also a continued expectation that enhanced transparency and disclosure requirements will be established through international standards such as IFRS and the common framework for the supervision of internationally active insurance groups that the International Association of Insurance Supervisors is developing. These international standards could impact our business, financial reporting, accounting processes, decision making and costs.

The European Union is in the process of implementing major regulatory changes as part of Solvency II. The rules for Solvency II are in draft and will implement far reaching changes to the regulatory framework for insurance companies, designed to implement firm-specific and risk-based solvency requirements to reflect the risks that companies face. This would also amend the current supervisory system so that it is consistently implemented across all member states in the European Union plus three EEA states.

Sun Life Financial currently has an effective income tax rate that is lower than the Canadian statutory income tax rate for corporations. The Company reflects favourable tax impacts in its financial statements from certain tax benefits, including but not limited to tax-exempt investment income, dividends received deductions, tax credits (from certain investments or from taxes paid on foreign source income), and favourable tax rates in certain jurisdictions in which we operate. In addition, many of our life insurance products benefit from preferred tax treatment under various tax regimes. For example life insurance policies and annuity contracts in the United States and Canada allow for the deferral or elimination of taxation on earnings (inside buildup)

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accrued under the policy. There is a risk that tax legislation, administrative guidance or legislative developments could lessen or eliminate some of these benefits which currently inure to the benefit of the Company or its policyholders. This risk could result in lower product sales or increased lapses of policies, and could have a material adverse effect on our future results of operations and financial position. In 2013 the Canadian Department of Finance released for public comment draft legislative proposals that would implement changes to modernise the exemption test and other life insurance policyholder taxation rules. These rules define the amount of savings that can build up within an insurance product tax free. As the final legislation has not been issued, it is not possible to determine its impact on the Company or its policyholders.

From time to time, local governments in countries in which we operate enact changes to statutory corporate income tax rates. These changes require us to review and re-measure our deferred tax assets and liabilities as of the date of substantive enactment. As of December 31, 2013, the Company reported a $1.2 billion net deferred tax asset in its Consolidated Statements of Financial Position, primarily in the U.S. and Canada. Any future tax rate reductions in jurisdictions where we carry a net deferred tax asset could result in a reduction in the carrying value of the deferred tax asset and a corresponding income tax expense at the time of substantive enactment of a rate reduction.

Implementation of Business Strategy

We regularly review and adapt our business strategies and plans in consideration of changes in the external business, economic, political and regulatory environments in which we operate. Our financial performance is dependent upon our ability to implement and execute our business strategies and plans for growth.

Our business strategies and plans are designed to align with our risk appetite, our capital position and our financial performance objectives. We periodically reassess our risk appetite taking into consideration the economic and regulatory environments in which we operate. The current economic and regulatory environment requires us to adapt rapidly to new opportunities and refine our strategies. If we fail to revise our strategies on a timely basis or adapt to the changing environment, we may not be able to achieve our growth objectives.

Our business strategies and plans are dependent on the successful execution of organizational and strategic initiatives designed to support the growth of our business. The ability to effectively manage these changes and prioritize initiatives directly affects our ability to execute our strategies. Identifying and implementing the right set of initiatives is critical to achieving our business plan targets. Failure to implement these initiatives could also lead to cost structure challenges.

Successful execution of our business strategies and plans depends on a number of factors, including our ability to generate sufficient earnings to maintain an adequate level of capital, our ability to meet regulatory requirements, our ability to manage our risk exposures effectively, our ability to attract and retain customers and distributors, our ability to have the right set of products and our ability to reduce operating expenses while maintaining our ability to hire, retain and motivate key personnel. There is no certainty that we will be successful in implementing our business strategies or that these strategies will achieve our objectives. If our business strategies are not successful or are not executed effectively, we may not be able to achieve our growth objectives or react to market opportunities, which may have an adverse impact on our business and financial results.

Legal, Regulatory and Market Conduct Matters

As a result of our global activities, we are subject to extensive regulatory oversight by insurance and financial services regulators in the jurisdictions in which we conduct business. Failure to comply with applicable laws or to conduct our business consistent with changing regulatory or public expectations could adversely impact our reputation and may lead to regulatory proceedings, penalties, litigation or an inability to carry out our business strategy. Our business is based on public trust and confidence and any damage to that trust or confidence could cause customers not to buy, or to redeem, our products. We also face a significant risk of litigation in the ordinary course of operating our business including the risk of class action lawsuits.

Insurance and securities regulatory authorities and other government agencies in jurisdictions we operate regularly make inquiries, conduct investigations and administer market conduct examinations with respect to insurers’ compliance with applicable insurance and securities laws and regulations. As well, regulatory and governmental authorities, industry groups and rating agencies have developed initiatives regarding market conduct. In recent years, financial services regulators and other governmental authorities in many of the countries in which we operate have raised issues and commenced regulatory inquiries, investigations and proceedings with respect to current and past business practices in the financial services industry, and have given greater emphasis to the investigation of those practices. Investigations have been made concerning the operation and governance arrangements of with-profits business in the United Kingdom, payment of commissions and other fees to intermediaries, market timing and late trading in investment funds, sales of mortgage endowment and pension products in the United Kingdom, governance practices and allegations of improper life insurance pricing and sales practices by life and annuity insurers. In addition, increasing emphasis is being given to identify and prosecute acts of bribery and corrupt practices. Current and future investigations, examinations and regulatory settlements and civil actions arising out of such matters could adversely affect our reputation, our profitability and future financial results and increase our litigation risk.

Under the Insurance Act and the Supervisory Information (Insurance) Regulations (Canada), SLF Inc. and Sun Life Assurance are prohibited from directly or indirectly disclosing any supervisory information, as defined in those regulations, relating to SLF Inc., Sun Life Assurance or their affiliates.

Longevity Risk

Longevity risk is the potential for economic loss, accounting loss or volatility in earnings arising from uncertain adverse changes in rates of mortality improvement relative to the assumptions used in the pricing and valuation of products. This risk can manifest

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itself slowly over time as socioeconomic conditions improve and medical advances continue; it could also manifest itself more quickly, for example, due to medical breakthroughs that significantly extend life expectancy. Longevity risk affects contracts where benefits are based upon the likelihood of survival (for example, annuities, pensions, pure endowments, and specific types of health contracts).

Many of our products provide benefits over the policyholder’s continued lifetime. Higher than expected ongoing improvements in policyholder life expectancy could therefore increase the ultimate cost of providing these benefits, thereby requiring a strengthening in policyholder liabilities, resulting in reductions in net income and capital.

For longevity risks, external factors including medical advances could adversely affect our life insurance, health insurance, critical illness, disability, long-term care insurance and annuity businesses.

Policyholder Behaviour

We can incur losses due to adverse policyholder behaviour relative to the assumptions used in the pricing and valuation of products with regard to lapse of policies or exercise of other embedded policy options.

Uncertainty in policyholder behaviour can arise from several sources including unexpected events in the policyholder’s life circumstances, the general level of economic activity (whether higher or lower than expected), changes in pricing and availability of current products, the introduction of new products, changes in underwriting technology and standards as well as changes in our financial strength or reputation. Uncertainty in future cash flows affected by policyholder behaviour can be further exacerbated by irrational behaviour during times of economic turbulence or at key option exercise points in the life of an insurance contract.

Many of our products include some form of embedded policyholder option. These could range from simple options relating to surrender or termination to more complex options relating to payment of premiums, or embedded options relating to various benefit and coverage provisions. Changes in the relative frequency or pattern with which these options are elected (relative to those assumed in the pricing and valuation of these benefits) could have an adverse impact on our profitability and financial position.

Systemic forms of policyholder behaviour risk could also arise with the development of investor owned and secondary markets for life insurance policies.

Mortality and Morbidity Risk

Mortality and morbidity risk is the risk that future experience could be worse than the assumptions used in the pricing and valuation of products. Mortality and morbidity risk can arise in the normal course of business through random fluctuation in realized experience, through catastrophes, or in association with other risk factors such as product development and pricing or model risk. Adverse mortality and morbidity experience could also occur through systemic anti-selection, which could arise due to poor plan design, or underwriting process failure or the development of investor owned and secondary markets for life insurance policies. We are exposed to the catastrophic risk and concentration risk of natural environmental disasters (for example, earthquakes), man-made events (for example, acts of terrorism, military actions, and inadvertent introduction of toxic elements into the environment) as well as pandemics such as the H5N1/H1N1 virus and the avian flu.

These factors could result in a significant increase in mortality or morbidity experience above the assumptions used in the pricing and valuation of products, leading to a material adverse effect on our profitability and financial position.

During economic slowdowns, the risk of adverse morbidity experience increases, especially with respect to disability coverages. This introduces the potential for adverse financial volatility in disability results.

External factors including medical advances could adversely affect our life insurance, health insurance, critical illness, disability, long-term care insurance and annuity businesses.

Information System Security and Privacy/System & Control Failure

We retain information relating to business transactions and financial reporting, as well as the personal information of our customers and employees. We obtain services from a wide range of third party service providers and have outsourced certain business and information technology functions to third parties in various jurisdictions. Although we have established security controls and processes that are intended to protect information and computer systems, we are vulnerable to computer viruses and other types of malicious software, cyber-attacks and hacking attempts from unauthorized persons, the physical theft of computer systems, internal programming or human errors, fraud, or other disruptive problems or events. There is also a risk that certain internal controls fail, which could also exacerbate the consequences from such events. Emerging technologies, in particular, expose us to security and privacy related breaches. In addition, risks associated with social media could have significant impact on reputation due to its broad reach and real-time interaction.

A serious security breach of either an internal or third party service provider’s computer system that contains sensitive business, customer and employee information may result in regulatory penalties and legal consequences and may damage our reputation and have an adverse impact on current and future business opportunities with our clients and distribution relationships.

Although we have implemented security measures and controls to safeguard sensitive information, it is not possible to eliminate these risks.

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Information Technology

The use of technology and computer systems is essential in supporting and maintaining business operations. The rapidly changing business environment increases the risk of our technology strategy not being agile enough to adapt to new business demands in a timely manner leading to financial losses, increased costs and inability to meet customer needs.

Various initiatives supporting our business strategy rely on developing innovative IT solutions and upgrading our existing systems on a timely basis to meet business needs. Although every reasonable precaution is taken to ensure these changes succeed, it is not possible to fully eliminate the risk of business disruption. Some of these changes and upgrades are extremely complex and there is a chance that an undetected technical flaw may exist, which, when implemented, stops or disrupts critical information technology systems or business applications or leads to operational errors such as incorrect financial reporting.

Product Design and Pricing

Product design and pricing risk is the risk a product does not perform as expected, causing adverse financial consequences. This risk may arise from deviations in realized experience versus assumptions used in the pricing of products. Risk factors include uncertainty concerning future investment yields, policyholder behaviour, mortality and morbidity experience, sales levels, mix of business, expenses and taxes. Although some of our products permit us to increase premiums or adjust other charges and credits during the life of the policy or contract, the terms of these policies or contracts may not allow for sufficient adjustments to maintain expected profitability. This could have an adverse effect on our results of operations. In addition, some of our products are designed to utilize external funding structures to partially support local statutory reserve requirements. A loss or reduction in external funding capacity could adversely affect the profitability of these products.

Products that offer complex features, options or guarantees require increasingly complex pricing models, methods or assumptions, leading to additional levels of uncertainty. The risk of mis-pricing increases with the number and inherent uncertainty of assumptions needed to model a product. Past experience data supplemented with future trend assumptions may be poor predictors of future experience. Lack of experience data on new products or new customer segments increases the risk that future actual experience unfolds differently from expected assumptions. External environmental factors may introduce new risk factors, which were unanticipated during product design, and have an adverse result on the financial performance of the product. Policyholder sophistication and behaviour in the future may vary from that assumed at the time the product is designed, adversely affecting the product’s financial performance.

Investment Performance

Investment performance risk is the risk that we fail to achieve the desired return objectives on our investment portfolio, or that our asset management businesses fail to achieve competitive returns on products such as mutual funds. Failure to achieve investment objectives may adversely affect our revenue through slower growth prospects or adverse policyholder behaviour, investment income on general account investments and overall profitability.

For our insurance based businesses, the performance of our investment portfolio depends in part upon the level of and changes in interest rates, credit spreads, equity prices, real estate values, and the performance of the economy in general, the performance of the specific obligors included in these portfolios and other factors that are beyond our control. These changes can affect our net investment income substantially in any period.

In our asset management business, investment performance, along with achieving and maintaining superior distribution and client services, is critical. Accordingly, poor investment performance by our asset management operations could adversely affect sales, and reduce the level of assets under management, which could adversely impact our revenues, income and capital position.

Model Risk

We use many models in a wide range of business applications including product development and pricing, capital management, valuation, financial reporting, planning, hedging and risk management. The risk of inappropriate or erroneous use of models could have an adverse impact on our results of profitability and financial position. Model risk can arise from many sources including inappropriate methodologies, inappropriate assumptions or parameters, incorrect use of source data, inaccurate or untimely source data, incorrect application or operator errors, increasing product complexity and regulatory expectations, which may increase the risk of error. If the models’ assumptions are not appropriately set or well controlled, or data or implementation errors occur in the models, this could result in a negative impact on our results and financial position.

Many of our methods and models for managing risk and exposures are based upon the use of observed historical precedents for financial market behaviour, credit experience and insurance risks. As a result, these methods may not fully predict future risk exposures, which can be significantly greater than our historical measures indicate. Other risk management methods depend upon the evaluation of information regarding markets, clients, catastrophic occurrence or other matters that are publicly available or otherwise accessible to us. However, this information may not always be accurate, complete, up-to-date, properly evaluated or necessarily indicative of ultimate realized experience.

Dependence on Third Party Relationships

We obtain services from a wide range of third party service providers and have outsourced certain business and information technology functions to third parties in various jurisdictions, including Canada, the U.S., the United Kingdom and India. An

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interruption in our continuing relationship with certain third parties, the impairment of their reputation or creditworthiness, their failure to provide contracted services in the manner agreed could materially and adversely affect our ability to market or service our products and customers. Even with contingency plans developed for significant outsourcing arrangements there can be no assurance that we would be able to transition to alternate sources for these arrangements in a timely manner.

Business Continuity

Our businesses are dependent on the availability of trained employees, physical locations to conduct operations and computer and internet-enabled technology. A significant business disruption to our operations can result if one or more of these key elements are negatively impacted.

Although we have implemented and periodically test our business continuity, crisis management and disaster recovery plans, a sustained failure of one or more of our key business processes or systems could materially and adversely impact our business, operations and employees. These failures can result from disruption of our processes and systems from utility outages, fires, floods, cyber-attacks, severe storms, terrorism and other man-made attacks, natural disasters and other events. We have recently experienced increased incidences and impacts of weather changes such as flooding in the geographies in which we operate. In addition to these key business processes and system disruptions, these unanticipated events, including disease pandemics, can also negatively affect staff, preventing them from getting to work or from operating business processes. Also, because some of our business processes are performed by third parties and some of our systems interface with or are dependent on third-party systems, we could experience service interruptions if these third party operations or systems fail.

Expense Risk

Expense risk is the risk that future expenses are higher than the assumptions used in the pricing and valuation of products. This risk can arise from general economic conditions, unexpected increases in inflation, slower than anticipated growth or reduction in productivity leading to increase in unit expenses. Expense risk occurs in products where we cannot or will not pass increased costs onto the customer and will manifest itself in the form of a liability increase or a reduction in expected future profits.

From time to time, certain products or business segments may be closed for new sales (for example our business in SLF U.K. and our individual insurance business in the U.S.). Our ability to effectively manage the run-off of business in these products or business segments introduces additional risks, such as policyholder behaviour and expense risk that may have an adverse effect on our operations, profitability and financial position.

Ability to Attract and Retain Talent

There is intense competition for qualified employees within the financial services industry. We continue to focus on attracting, developing, retaining and maintaining the engagement of our employees, including high performing executives, sales representatives and employees with business critical skills. If we are unable to attract, retain or effectively deploy resources with the in-depth knowledge and necessary skills required, our ability to achieve business objectives, including operational, financial and growth goals, could be adversely affected.

Capital Adequacy

Capital adequacy risk is the risk that our capital position is not or will not be sufficient to withstand adverse economic conditions, to maintain our financial strength or to allow us and our subsidiaries to support ongoing operations and to take advantage of opportunities for expansion.

The strength of our capital position depends in part upon the level of and changes in interest rates and equity prices, credit experience, mortality and morbidity experience, currency rate fluctuations and our overall profitability.

Declining equity markets, downgrades in ratings, lower interest rates, changes in credit spreads on corporate bonds and asset backed securities, lower earnings and inability to access the capital markets on a timely basis will result in an increase in required capital or reductions in available capital, and may impair our financial position and our ability to execute our business strategies and plans. In addition, regulatory changes being considered by OSFI and other regulators world-wide may adversely impact the capital ratios of SLF Inc. and its insurance subsidiaries. These factors may impair our financial position and our ability to execute our business strategy.

Liquidity Risk

Liquidity risk is the risk that we will not be able to fund all cash outflow commitments as they fall due. This includes the risk of being forced to sell assets at depressed prices resulting in realized losses on sale. This risk also includes restrictions on our ability to efficiently allocate capital among our subsidiaries due to various market and regulatory constraints on the movement of funds. Our funding obligations arise in connection with the payment of policyholder benefits, expenses, asset purchases, investment commitments, interest on debt and dividends on capital stock. Sources of available cash flow include general fund premiums and deposits, investment related inflows (such as maturities, principal repayments, investment income and proceeds of asset sales), proceeds generated from financing activities in normal markets and dividends and interest payments from subsidiaries.

Under stress conditions, significant increases in funding obligations can occur in conjunction with material reductions in cost effective sources of available cash inflow. In particular, adverse stress scenarios could involve significant increases in policyholder cash surrenders and terminations and decreases in the amounts of premiums and deposits being generated by

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existing and new customers. Adverse capital market conditions may also be associated with a material reduction in available market liquidity and clearing prices for expected asset sales, and reductions in the level of cash inflows (dividends, interest payments and expected maturities) on continuing portfolio investments. These developments could have an adverse effect on our financial position and results of operations.

We engage in various transactions including repurchase agreements and other capital markets transactions to meet short-term cash requirements. The cost and our ability to execute these transactions may be negatively impacted by illiquid or volatile markets. Disruption in the financial markets may limit our access to capital in the event we are required to seek additional liquidity to operate our businesses. This will result in increased costs to raise capital coupled with less desirable terms or maturities which would decrease future profitability and financial flexibility.

We have various reserve financing transactions and derivative contracts under which we may be required to pledge collateral or to make payments to our counterparties for the decline in the market value of specified assets. The amount of collateral or payments may increase under certain circumstances, which could adversely affect our liquidity.

SLF Inc. is a holding company for its insurance and wealth management subsidiaries and does not have significant operations of its own. Dividends and interest payments from its subsidiaries are its principal sources of cash. If the cash received from its subsidiaries is insufficient, then it may be required to raise debt or equity externally or sell some of its assets. We are subject to various regulations in the jurisdictions in which we operate. The ability of SLF Inc.’s subsidiaries to pay dividends and transfer funds is regulated in certain jurisdictions and may require local regulatory approvals and the satisfaction of specific conditions in certain circumstances.

In addition, rating agencies publish credit ratings of securities issued by SLF Inc. and its subsidiaries, which have an impact on the interest rates paid by those companies on borrowed funds. A material downgrade in the issuer credit ratings could limit our access to capital or increase the cost of borrowing and may have an adverse effect on our financial condition.

We have established financing arrangements that support excess NAIC statutory reserves required for certain no-lapse guarantees on universal life policies issued by Sun Life Assurance in the United States. Our ability to support additional statutory reserve requirements with these financing structures can be negatively impacted by market conditions. Further, these financings, in all or in part, are treated as operating leverage by the rating agencies. If, due to a change in rating agency methodology or position, the rating agencies cease to treat these financings as operating leverage, without providing any grandfathering provisions, there may be an adverse impact on the credit and financial strength ratings of SLF Inc. and its subsidiaries.

Credit and Financial Strength Ratings

A downgrade by a rating agency in the credit ratings of securities issued by SLF Inc. and its subsidiaries or the financial strength ratings of SLF Inc.’s insurance company subsidiaries could adversely affect our financial condition and results of operations.

Credit ratings indicate the opinions of rating agencies regarding an issuer’s ability to meet the terms of debt, preferred share and Tier 1 hybrid capital obligations in a timely manner, and are important factors in a company’s overall funding profile and ability to access external capital.

Financial strength ratings represent the opinions of rating agencies regarding the financial ability of an insurance company to meet its obligations under insurance policies. The financial strength rating of an insurance company is a key competitive factor in marketing its products and in attracting and retaining agents and distributors. If our credit or financial strength ratings are downgraded, our financial condition, competitive position and results of operations could be negatively impacted in many ways, including:

•	Reducing new sales of insurance products, annuities and investment products;
•	Higher level of surrenders and withdrawals;
•	Higher reinsurance costs;
•	Requiring us to reduce prices for products and services to remain competitive;
•	Increasing our cost of capital and limiting our access to the capital markets, thus reducing our financial flexibility;
•	Reducing our ability to enter into normal course derivative or hedging transactions and increasing the costs associated with such transactions; and
•	Adversely affecting our relationships with our advisors and third-party distributors of our products.

In addition, downgrades in our credit or financial strength ratings below thresholds specified in certain of our derivative agreements, reinsurance agreements and other agreements could result in the counterparties to those agreements having the right to terminate those agreements or to require that we provide support for those agreements in the form of collateral or letters of credit.

Changes in methodologies and criteria used by rating agencies could also result in downgrades that do not reflect changes in the general economic conditions or our financial condition.

Additional information concerning our ratings is provided in this AIF under the heading Security Ratings and in our 2013 MD&A under the heading Financial Strength Ratings.

Currency Risk

Currency risk is the result of mismatches in the currency of our assets and liabilities (inclusive of capital), and cash flows. This risk may arise from a variety of sources such as foreign currency transactions and services, foreign exchange hedging, investments denominated in foreign currencies, investments in foreign subsidiaries and net income from foreign operations. Changes or volatility in foreign exchange rates could adversely affect our financial condition and results of operations.

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As an international provider of financial services, we operate in a number of countries, with revenues and expenses denominated in several local currencies. In each country in which we operate, we generally maintain the currency profile of assets so as to match the currency of aggregate liabilities and required surplus. This approach provides an operational hedge against disruptions in local operations caused by currency fluctuations. Foreign exchange derivative contracts such as currency swaps and forwards are used as a risk management tool to manage the currency exposure in accordance with our asset-liability management policy.

Changes in exchange rates can, however, affect our net income and surplus when results in functional currencies are translated into Canadian dollars. Net income earned outside of Canada is generally not currency hedged and a weakening in the local currency of our foreign operations relative to the Canadian dollar can have a negative impact on our net income reported in Canadian currency, and vice versa.

Reinsurance Risk

We purchase reinsurance for certain risks underwritten by our various insurance businesses. Reinsurance risk is the risk of financial loss due to adverse developments in reinsurance markets (for example, discontinuance or diminution of reinsurance capacity, increase in the cost of reinsurance), insolvency of a reinsurer or inadequate reinsurance coverage.

Changes in reinsurance market conditions, including actions taken by reinsurers to increase rates on existing and new coverage and our ability to obtain appropriate reinsurance, may adversely impact the availability or cost of maintaining existing or securing new requisite reinsurance capacity, with adverse impacts on our profitability and financial position. This could also adversely affect our willingness or ability to underwrite certain lines of future business.

Reinsurance does not relieve us of our direct liability to policyholders and accordingly, we bear credit risk with respect to our reinsurers. Although we deal primarily with highly rated reinsurers, deterioration in their credit ratings, or reinsurer insolvency, inability or unwillingness to make payments under the terms of our reinsurance agreement, could have an adverse effect on our profitability and financial position.

Real Estate Risk

We have substantial investments in real estate and are exposed to the potential for financial loss arising from fluctuations in the value or future cash flows of this asset class. Real estate risk results from the ownership of, or fixed income investments secured by real estate property, leasehold interests, ground rents and purchase and leaseback transactions. Losses relating to real estate risk may arise from external market conditions, inadequate property analysis, inadequate insurance coverage, inappropriate real estate appraisals or from environmental risk exposures. We hold direct real estate investments supporting general account liabilities and surplus, and fluctuations in value will impact our profitability and financial position. An increase in interest rates may lead to deterioration in North American real estate values.

Operations in Asia

The future success of our businesses in Asia depends in large part on our ability to grow and compete in disparate markets. Challenges in these markets pose strategic and execution risk including our ability to attract and retain qualified employees and executives with local experience and critical skills, political, legal, economic or other risks, risks associated with joint venture operations, developing and executing our risk management practices, and our ability to expand and diversify distribution channels.

If we are unable to attract, retain and engage qualified employees and executives with relevant experience and critical business skills, our ability to grow our business in Asia as quickly as planned may be limited. Competition for qualified employees in Asian markets continues to be strong and could adversely impact our ability to attract and retain talent.

Our international operations may face political, legal, economic, operational or other risks that are not faced in our domestic operations. Examples of this type of risk are the risk of discriminatory regulation, nationalization or expropriation of assets, price controls and exchange controls or other restrictions that could prevent us from transferring funds from these operations out of the countries in which they operate or converting local currencies we hold into Canadian dollars or other currencies.

Capital markets in certain Asian markets do not have the same depth, liquidity or range of investments options generally available in other markets in which we operate. In particular, the more limited availability of long-duration assets exposes our Asian operations to higher asset-liability management costs and potential risk.

Our joint venture and associate operations in the Philippines, Indonesia, India, China, Vietnam and Malaysia have risks generally associated with such operations including governance challenges.

Distribution Channels

The inability to attract and retain intermediaries and agents to distribute our products, or to develop online sales and customer support capabilities and technologies, could materially impact our sales and results of operations.

We distribute our products through a variety of distribution channels, including direct sales agents, managing general agents, independent general agents, financial intermediaries, broker-dealers, banks, pension and benefits consultants and other third-party marketing organizations. We compete with other financial institutions to attract and retain these intermediaries and agents on the basis of products, compensation, support services and financial position. Our sales and results of operations could be materially adversely affected if we are unsuccessful in attracting and retaining these intermediaries and agents. We also face the risk that our key distribution partners may merge or change their distribution model which could materially impact sales and our

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growth targets. The capability to reach certain customers through online sales and services is becoming increasingly important in the insurance industry. We compete with other financial institutions to attract and retain these customers.

Distribution channels are growing rapidly in some businesses in certain countries, which may heighten the risks of market conduct and channel conflicts or overlaps.

Risk Management

Our enterprise risk management framework is designed to identify, assess, monitor, mitigate and report risks. However, our risk governance model and underlying policies and procedures to identify, monitor and manage our risk management activities and/or our risk management personnel may not be fully effective to identify or mitigate our risk exposure in all market environments or against all types of risks to which we are exposed. A failure to adequately manage risk, could cause us to incur losses or cause our hedging and other risk management strategies to be ineffective. In the event that our controls are not effective or are not properly implemented by us or by third parties, we could suffer financial or other loss, disruption of our business, regulatory sanctions or damage to our reputation. Other risk management methods depend upon the evaluation of information regarding markets, clients, catastrophe occurrence or other matters that are publicly available or otherwise accessible to us, which may not always be accurate, complete, up-to-date or properly evaluated.

Tax Matters

Tax laws are complex and their interpretation requires significant judgment. The validity and measurement of tax benefits associated with various tax positions taken or expected to be taken in our tax filings are a matter of tax law and are subject to interpretation. The provision for income taxes reflects management’s interpretation of the relevant tax laws and its best estimate of income tax implications of the transactions and events during the period. There can be risk that tax authorities could differ in their interpretation of the relevant laws and could assert that tax positions taken by the company give rise to a need for reassessment, including reassessment under specific or general anti-avoidance rules or transfer pricing provisions.

The assessment of additional taxes, interest and penalties or damage to the company’s reputation could be materially adverse to our future results of operations and financial position.

Under the liability method of accounting for income taxes, deferred tax assets are recognized for the carryforward of unused tax losses and tax credits, as well as amounts that have already been recorded in the financial statements, but will not result in deductible amounts in determining taxable income until future periods. Deferred tax assets are recognized only to the extent that it is probable that taxable profit will be available against which the future tax deductions and unused tax losses can be utilized.

At the end of each reporting period, we must assess the value of our deferred tax assets. The determination of our deferred tax assets is dependent upon projections of future taxable profits. Our projections require significant judgments and estimates about future events, including global economic conditions and the future profitability of our businesses. If the profitability of our businesses is lower than our projections or if our outlook diminishes significantly, we may be required to reduce the value of our deferred tax assets. Any change to our deferred tax assets could have a material adverse impact on our future results of operations and financial position.

Mergers, Acquisitions and Divestitures

We regularly explore opportunities to selectively acquire other financial services businesses or to divest ourselves of all or part of certain businesses, in support of our growth and strategy goals. These transactions introduce the risk of financial loss due to a potential failure to achieve the expected financial or other strategic objectives.

There is risk that we may be unable to make an appropriate acquisition in a desired market or business line, or successfully execute the sale of an existing business, due to competitive factors, regulatory requirements or other factors. This risk could adversely impact our ability to achieve our financial and operating objectives.

The success of these acquisitions depends on a number of factors. In particular, we could experience client losses, surrenders or withdrawals that prove to be materially different from those anticipated in pricing the transaction. Anticipated cost synergies or other expected benefits may not materialize due to a failure to successfully integrate the acquired business with our existing operations. There could also be unforeseen liabilities or asset impairments, including goodwill impairments that arise in connection with the past or future acquisitions or divestitures of businesses. Losses could arise from a failure in the due diligence process, failed integration and execution of the transaction, the inappropriate choice of acquisition target or mis-estimation or deterioration in any key experience factors or assumption upon which the transaction was based. There is no assurance that we will achieve our financial or strategic objectives or anticipated cost savings following an acquisition.

The purchase and sale agreements that support acquisition transactions typically include indemnifications provided by the seller to the purchaser. We would therefore be exposed to the credit risk of the selling party with respect to its ability to perform if an indemnification trigger were to occur.

We may also periodically choose to divest ourselves of all or part of certain businesses. There is a risk of issues or errors occurring during the process of transitioning the business from us to a new provider. A failed or ineffectively executed divestiture could impair our financial position as well as expose us to potential future obligations if an indemnification trigger were to occur.

Competition

Competition from financial services companies, including banks, mutual fund companies, financial planners, insurance companies and other providers is intense, and could adversely affect our business in certain countries.

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The businesses in which we engage are highly competitive and our ability to sell our products is dependent on many factors, including price and yields offered, innovative IT solutions, financial strength ratings, range of product lines and product quality, claims-paying ratings, brand strength and name recognition, investment management performance, historical dividend levels and the ability to provide value added services to distributors and customers. In certain markets, some of our competitors may be superior to us on one or more of these factors, for example, the strength of distribution arrangements or the ability to offer a broader product array.

Product development and product life cycles have shortened in many product segments, leading to more intense competition with respect to product features. This increases product development and administrative costs and reduces the time frame over which capital expenditures can be recovered. Regulatory and compliance costs also generally rise with increases in the range and complexity of our product portfolio.

We have many large and well-capitalized competitors with access to significant resources. Among other things, the competition in these industries throughout the world has resulted in a trend towards the global consolidation of the financial services industry including, in particular, the insurance, banking and investment management sectors. To the extent that consolidation continues, we will increasingly face more competition from large, well-capitalized financial services companies in many of the jurisdictions in which we operate. These larger companies have the ability to heavily invest in fundamental activities for sustained profitable growth and superior customer service in the life insurance industry such as brand equity, product development, technology, risk management, and distribution capability. There can be no assurance that this increasing level of competition will not adversely affect our businesses in certain countries.

Many of our insurance products, particularly those offered by the group segment, are underwritten annually. Given this relatively high frequency of renewal activity, this business may be particularly exposed to adverse persistency through market competitive pressures.

Different accounting bases of reporting and regulatory capital requirements in different countries (e.g. IFRS and MCCSR, U.S. GAAP and RBC, etc.) may create differences in reported earnings, potentially causing us to be at a disadvantage compared to some of our competitors in certain of our businesses.

Closed Blocks

Upon demutualization, Sun Life Assurance established “closed blocks” of assets and liabilities to protect the reasonable expectations of participating policyholders. Our results of operations and financial position may be adversely affected if returns on assets, along with other experience, such as mortality, morbidity and lapse on our closed blocks are sufficiently adverse so that the allocated assets can no longer meet the reasonable expectations of policyholders in these blocks.

Environmental Risk

Impact of climate change includes changes in regulations, societal norms and economic trends. Our financial performance may be adversely affected if we do not adequately prepare for direct or indirect negative impacts of climate change, including increased operating costs, business losses and disruptions, caused by increased intensity and frequency of extreme weather events, rising sea levels, increased morbidity or mortality and compliance with legal and regulatory framework to address climate change.

As an investor in real estate, mortgage, and real-estate secured private fixed income assets, we are subject to environmental laws and regulations in all key jurisdictions where we carry on business. Consequently, we may experience liabilities that could adversely affect the value of those investments and costs related to required remediation of mortgaged or owned properties. Through other invested assets, such as loans, bonds or stocks, we could be subject to negative consequences from environmental violations by counterparties.

Our reputation may be adversely affected if we or our tenants, mortgagors, or other related parties violate environmental regulations or best practices. Similarly, if our clients, shareholder groups, or other key stakeholders deem that our environmental risk mitigation practices are inadequate, our operations could be negatively affected. Failure to comply with a potential client’s supply chain environmental practice policies could disqualify us from bidding on business opportunities. We may also experience reduced access to capital markets if sustainability indices find that our practices fall short of their criteria and remove us as an index constituent.

Legal and Regulatory Proceedings

We are regularly involved in legal actions, both as a defendant and as a plaintiff. In addition, government and regulatory bodies in Canada, the United States, the United Kingdom and Asia, including federal, provincial and state securities and insurance regulators, from time to time, make inquiries and require the production of information or conduct examinations or investigations concerning compliance by SLF Inc. and its subsidiaries with insurance, securities and other laws. Management does not believe that the conclusion of any current legal or regulatory matters, either individually or in the aggregate, will have a material adverse effect on our financial condition or results of operations.

Except as described below, since January 1, 2013, (a) no penalties or sanctions have been imposed against Sun Life Financial by a court relating to Canadian securities legislation or by a Canadian securities regulatory authority and no other penalties have been imposed against Sun Life Financial by a court or regulatory body that would likely be considered important to a reasonable

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investor in making an investment decision and (b) Sun Life Financial has not entered into any settlement agreements with a court relating to Canadian securities legislation or with a Canadian securities regulatory authority. In 2013, Canadian securities regulatory authorities levied fines to the following indirect subsidiaries of SLF Inc.: (i) aggregate fines of $5,000 against Sun Life Financial Investment Services (Canada) Inc. as a result of late filings on the National Registration Database of changes of information related to mutual fund sales representatives; (ii) aggregate fines of $2,000 to Sun Life Global Investments (Canada) Inc. as a result of late filings of interim financial statements and Management Report of Fund Performances for three mutual funds; and (iii) aggregate late fees of $1.2 million against MFS Investment Management Canada Limited (formerly MFS McLean Budden Limited) for not filing exempt distribution reports since 2006.

Additional Information

Additional information relating to the Company may be found at www.sedar.com. Additional information including Directors’ and officers’ remuneration and indebtedness, principal holders of SLF Inc.’s securities, securities authorized for issuance under equity compensation plans and interests of informed persons in material transactions, if applicable, is contained in SLF Inc.’s information circular for its most recent annual meeting of security holders that involved the election of directors. Additional financial information is provided in SLF Inc.’s MD&A and Consolidated Financial Statements for its most recently completed financial year.

Requests for copies of these documents may be sent to the Corporate Secretary of SLF Inc. at 150 King Street West, 6th Floor, Toronto, Ontario, Canada M5H 1J9. Copies of these documents and other additional information related to SLF Inc. are available at www.sunlife.com.

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APPENDIX A – Charter of the Audit & Conduct Review Committee

Sun Life Financial Inc. and Sun Life Assurance Company of Canada (“the Corporation”)

Purpose

The Audit & Conduct Review Committee (the “Committee”) is a standing committee of the Board of Directors (the “Board”) whose primary functions are to assist the Board with its oversight role with respect to:

1.	The integrity of financial statements and related information provided to shareholders and others;

2.	The Corporation’s compliance with financial regulatory requirements;

3.	The adequacy and effectiveness of the internal control environment implemented and maintained by management;

4.	Compliance with legal and regulatory requirements and the identification and management of compliance risk; and

5.	The qualifications, independence and performance of the External Auditor who is accountable to the Committee, the Board and the shareholders.

Membership

The Committee is composed of not less than three Directors, including a Committee Chair, appointed by the Board on an annual basis following each annual meeting.

Each member of the Committee shall be independent as defined in the Director Independence Policy and financially literate. In the Board’s judgment, a member of the Committee is financially literate if, after seeking and receiving any explanations or information from senior financial management or the External Auditor of the Corporation that the member requires, the member is able to read and understand the consolidated financial statements of the Corporation to the extent sufficient to be able to intelligently ask, and to evaluate the answers to, probing questions about the material aspects of those financial statements.

Committee membership is reviewed annually by the Governance, Nomination & Investment Committee to ensure the Committee as a whole includes members with the experience and expertise required to fulfill the Committee’s mandate and that the financial literacy requirement is met.

Any member of the Committee may be removed or replaced at any time by the Board and the Board shall fill vacancies on the Committee.

Structure and Operations

A meeting of the Committee may be called at any time by the Chairman of the Board (the “Chairman”), by the Committee Chair or by two members of the Committee. The Committee meets as frequently as necessary, but not less than five times a year. A quorum at any meeting of the Committee shall be three members and meetings must be constituted so that the resident Canadian requirements of the Insurance Companies Act (Canada) are met.

The Chair of the Committee is consulted in advance in connection with the appointment, reassignment, replacement or dismissal of the Chief Actuary, Chief Auditor, Chief Compliance Officer and Chief Financial Officer, and annually on the performance assessment and compensation awarded to those individuals.

The External Auditor reports to the Committee. The External Auditor receives notice of, and may attend all Committee meetings. The Committee holds a private session at each regularly scheduled meeting with each of the Chief Actuary, Chief Auditor, Chief Compliance Officer, Chief Financial Officer and representatives of the External Auditor, and those individuals have unrestricted access to Committee members between meetings. The Committee holds a private session at each meeting of the Committee for members only. The Committee has full access to the Corporation’s records and information and, in consultation with the Chairman, may engage any special advisors it deems necessary to provide independent advice at the expense of the Corporation.

On an annual basis, the Committee will review this Charter and the Forward Agenda for the Committee and, where necessary, recommend changes to the Board for approval. This Charter will be posted on the Corporation’s website and the Committee will prepare a report for inclusion in the annual meeting material. The Committee shall undertake and review with the Board an annual performance evaluation of the Committee.

Duties and Responsibilities of the Committee

Financial Reporting

1.	Reviews with management and the External Auditor and makes recommendations to the Board on the approval of:
(a)	the interim unaudited consolidated financial statements, including the notes thereto, Management’s Discussion and Analysis and related news release; and
(b)	the annual audited consolidated financial statements, including the notes thereto, Management’s Discussion and Analysis and related news release.

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2.	In conducting its review of the quarterly and annual financial statements:
(a)

discusses with the External Auditor any significant changes that were required in the external audit plan, any significant issues raised with management during the course of the audit or review, including any restrictions on the scope of activities or access to information, and those matters that are required to be discussed under generally accepted auditing standards;

(b)	receives a report from management on its review of the financial statements, Management’s Discussion and Analysis and related news releases, and discusses with the President & Chief Executive Officer and the Chief Financial Officer the certifications relating to financial disclosure and controls that those officers are required to file with securities regulatory authorities;
(c)	assures itself that the External Auditor is satisfied that the accounting estimates and judgements made by management, and management’s selection of accounting principles, reflect an appropriate application of International Financial Reporting Standards;
(d)	seeks assurances from the External Auditor that the financial statements, including the notes thereto, fairly present the financial position, results of operations and cash flows of the Corporation;
(e)	discusses with the Chief Actuary the parts of the annual audited consolidated financial statements prepared by that officer;
(f)	reviews with management and the External Auditor the Corporation’s principal accounting and actuarial practices and policies; and
(g)	considers emerging industry, regulatory and accounting standards and the possible impact on the Corporation’s principal accounting practices and policies.

External Auditor

3.	Reviews the independence of the External Auditor, including the requirements relating to such independence of the laws governing the Corporation and the applicable rules of stock exchanges on which the Corporation’s securities are listed. At least annually, the Committee receives from and reviews with the External Auditor its written statement delineating relationships with the Corporation and, if necessary, recommends that the Board take appropriate action to satisfy itself of the External Auditor’s independence and accountability to the Committee, the Board and shareholders.
4.	Appraises the skills, resources and performance of the External Auditor and recommends to the Board the appointment or, if so determined by the Committee, the replacement of the External Auditor, subject to the approval of the shareholders.
5.	Reviews the scope of the External Auditor’s engagement and the engagement letter.
6.	Reviews and approves the Policy Restricting the Use of the External Auditor which outlines the services for which the External Auditor can be engaged and the policy regarding the employment of former employees of the External Auditor.
7.	Determines, reviews and approves the services to be performed by the External Auditor and the fees to be paid to the External Auditor for audit, audit-related and other services permitted by law and in accordance with the Policy Restricting the Use of the External Auditor.
8.	Reviews with the External Auditor and management the overall scope of the annual audit plan, quality control procedures and the resources that the External Auditor will devote to the audit.
9.	Reviews with the External Auditor any regulatory investigations that pertain to the External Auditor.

Internal Control and Audit

10.	Requires management to implement and maintain appropriate internal control procedures, reviews and evaluates the effectiveness of such procedures, and ensures that appropriate action is being taken to address any material internal control deficiencies.
11.	Reviews at least annually and makes recommendations to the Board on the approval of the Corporation’s Internal Control Framework.
12.	Reviews management’s reports on the effectiveness of the Corporation’s disclosure controls and procedures and its internal control over financial reporting.
13.	Reviews and approves the annual internal audit plan and oversees its coordination with the External Auditor’s audit plan.
14.	Reviews with management and the Chief Auditor the effectiveness of the internal control procedures, including a report thereon received from the Chief Auditor that includes disclosure of any significant changes that were required in the internal audit plan and any significant issues raised with management during the course of the internal audit, including any restrictions on the scope of activities or access to information.

Compliance

15.	Reviews at least annually and approves changes to policies or programs that provide for the monitoring of compliance with legal and regulatory requirements, including legislative compliance management systems.
16.	Reviews at least annually the adequacy of and compliance with enterprise-wide policies for the management and mitigation of compliance risk, including risks associated with money laundering, terrorist financing, market conduct, bribery, corruption and fraud.
17.	Reviews quarterly compliance reports with respect to, among other things, compliance trends and themes on an enterprise-wide basis, regulatory reviews and the Corporation’s compliance risks and programs.
18.	Reviews procedures for complying with anti-money laundering and suppression of terrorism laws and regulations worldwide and monitors and reviews the effectiveness and compliance with those procedures, including reviewing the Annual Internal Audit Report on Anti-Money Laundering and Anti-Terrorist Financing programs.

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19.	Reviews processes for disclosure of information to customers about the Corporation’s procedures and the effectiveness of and compliance with those disclosure procedures, as set out in the Annual Report of the Ombudsman on the Canadian Complaint Handling Procedures.
20.	Approves procedures established to handle anonymous employee submissions with respect to concerns regarding accounting, internal control, auditing, personnel, and other matters.

Conduct Review

21.	Requires management to establish procedures for complying with the related party rules contained in the Insurance Companies Act (Canada) and reviews their effectiveness.
22.	Reviews any related party transactions for which approval of the Board of Directors is required under the Insurance Companies Act (Canada).
23.	Reports to the Superintendent of Financial Institutions on the procedures for complying with the related party rules.

Governance

24.	Reviews and approves the organizational structure of the Actuarial, Compliance, Finance and Internal Audit functions on an annual basis.
25.	Reviews the position descriptions of the Chief Actuary, Chief Auditor, Chief Compliance Officer and Chief Financial Officer on an annual basis.
26.	Reviews, at least annually, and approves changes to the statements of mandate, responsibility and authority of the Chief Actuary, Chief Auditor, Chief Compliance Officer and Chief Financial Officer.
27.	Reviews, at least annually, the adequacy of the authority, independence and resources of the Chief Actuary, Chief Auditor, Chief Compliance Officer and Chief Financial Officer.
28.	Ensures that independent reviews of the Actuarial, Compliance, Finance and Internal Audit functions are conducted as needed.
29.	Approves the objectives and reviews the effectiveness of the Chief Actuary, Chief Auditor, Chief Compliance Officer and Chief Financial Officer and the Actuarial, Internal Audit, Compliance and Finance functions annually.
30.	Requires the Chief Actuary, Chief Auditor, Chief Compliance Officer and Chief Financial Officer to report on any material disagreements with other members of senior management relating to the business, and reviews how such matters are being addressed.
31.	Reviews succession plans for the roles of Chief Actuary, Chief Auditor, Chief Compliance Officer, Chief Financial Officer and other senior management roles overseen by the Committee.
32.	Reviews matters within its mandate that are addressed in the regular examination and similar reports received from regulatory agencies, including management’s responses and recommendations.
33.	Discusses with the External Auditor the finance and control-related aspects of material transactions that are being proposed by the Corporation.
34.	Reviews and discusses with the External Auditor and Chief Actuary such reports and regulatory returns of the Corporation as may be specified by law.
35.	Discusses the qualifications for and determines whether a member of the Committee is a financial expert, and in conjunction with the Governance, Nomination & Investment Committee, ensures the ongoing financial literacy of Committee members.

Other

36.	Performs such other duties and exercises such other powers as may, from time to time, be assigned to or vested in the Committee by the Board, and such other functions as may be required of the Committee by law, regulation or stock exchange rule.

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APPENDIX B – Policy Restricting the Use of External Auditors

Introduction and Purpose

This policy governs all proposals by the Corporation or any of its subsidiaries to engage, as a service provider, the Corporation’s external auditor or any of its affiliates, related businesses or associated persons as defined in the Sarbanes-Oxley Act of 2002 (“S-O Act”) (collectively referred to as the “External Auditor”).

Scope and Application

This Policy applies to SLF Canada, SLF U.S., SLF Asia, M.F.S., SLF U.K., Enterprise Services and the Corporate Office, including each of the operating subsidiaries, Business Units or other divisions within those Business Groups or Units. This Policy does not currently apply to the Corporation’s investments in associates (entities in which we have significant influence) or joint ventures that are not material to SLF. The Senior Vice-President, Finance is to be consulted when an entity exceeds 5% threshold of consolidated total net assets or pre-tax income from continuing operations of SLF.

Policy

The External Auditor will normally be engaged to provide audit and audit-related services, including advisory services related to the External Auditor’s audit and audit-related work such as advice pertaining to internal audit, tax, actuarial valuation, risk management, and regulatory and compliance matters, subject to the prohibitions contained in the S-O Act and in any other applicable laws, regulations or rules. The following principles should be applied when considering any engagement of the external auditor:

¡	An auditor cannot function in the role of management;

¡	An auditor cannot audit his or her own work;

¡	An auditor cannot serve in an advocacy role for his or her client.

Specific prohibitions are set out in Appendix I.

Each engagement of the External Auditor to provide services will require the approval in advance of the Audit Committees of Sun Life Financial Inc. and/or Sun Life Assurance Company of Canada, as applicable, and the audit committee of any affected subsidiary that is itself directly subject to the S-O Act. The Audit Committee may establish procedures regarding the approval process, which will be co-ordinated by the Corporation’s Senior Vice-President, Finance.

The Corporation and its subsidiaries will not employ or appoint as chief executive officer, president, chief financial officer, chief operating officer, general counsel, chief accounting officer, controller, director of internal audit, director of financial reporting, treasurer, appointed actuary or any equivalent position within the Corporation or subsidiary, any person who was employed by the External Auditor and who provided services to the Corporation or subsidiary at any time during the previous two years. In addition, the Corporation will not employ or appoint as a member of the board of directors any person who was employed by the External Auditor and who provided services to the Corporation at any time during the previous two years.

Personnel of the Corporation and its subsidiaries employed in the key financial reporting oversight roles described in Appendix II shall not use the External Auditor to prepare either their personal tax returns or those of their dependents.

The Corporation’s Senior Vice-President, Finance is responsible for the application and interpretation of this policy, and should be consulted in any case where there is uncertainty regarding whether a proposed service is, or is not, an audit or audit-related service. He/she will revise the Appendices as required, from time to time, to reflect changes in applicable laws, regulations, rules or management roles.

Appendix I – Prohibition on Services

The External Auditor is prohibited from providing the following services:

a)	bookkeeping or other services related to the accounting records or financial statements;
b)	financial information systems design and implementation;
c)	appraisal or valuation services, fairness opinions, or contribution in-kind reports;
d)	actuarial services;
e)	internal audit outsourcing services;
f)	management functions or human resources;
g)	broker or dealer, investment adviser, or investment banking services;
h)	legal services and expert services unrelated to the audit;
i)	any service for which no fee is payable unless a specific result is obtained (contingent fees or commissions);
j)	any non-audit tax services that recommend the Corporation engage in confidential transactions or aggressive tax position transactions, as defined by the U.S. Public Company Accountability Oversight Board;
k)	any other service that governing regulators or professional bodies determine to be impermissible.

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Appendix II – Key Financial Reporting Oversight Roles

The incumbents in the following financial reporting oversight roles are not permitted to use the Corporation’s external auditors to prepare either their personal tax returns or those of their dependents:

¡	President and Chief Executive Officer
¡	Executive Vice-President and Chief Financial Officer
¡	Executive Vice-President, Corporate Development and General Counsel
¡	Executive Vice-President and Chief Risk Officer
¡	Senior Vice-President and Chief Actuary
¡	Senior Vice-President and Chief Auditor
¡	Senior Vice-President, Finance
¡	Senior Vice-President, Tax
¡	Senior Vice-President, Treasurer
¡	Vice-President Finance and Chief Accountant

The comparable positions in subsidiaries are similarly prohibited from using the Corporation’s external auditors for either their own or their dependents’ personal tax returns.

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